CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Security(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, par value $0.01 per share	1,500,000	$13.815	$20,722,500	$2,669.06

(1)	Calculated pursuant to Rule 457(c), based on the average of the high and low prices of the registrant’s common stock as reported on the New York Stock Exchange on January 6, 2014.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-182041

PROSPECUS SUPPLEMENT
(To Prospectus dated March 11, 2013)

Astoria Financial Corporation
Dividend Reinvestment and Stock Purchase Plan
1,500,000 Shares
Common Stock, Par Value $0.01 Per Share

This prospectus supplement relates to shares of common stock that we may offer and sell from time to time pursuant to the terms of the Astoria Financial Corporation Dividend Reinvestment and Stock Purchase Plan, referred to herein as the Plan. The Plan provides holders of shares of Astoria Financial common stock with a convenient and economical means of purchasing additional shares of our common stock. The Plan allows our shareholders to:

•	automatically reinvest the cash dividends on all or a portion of their shares of Astoria Financial common stock in additional shares of our common stock, and
•	make optional cash purchases of additional shares of our common stock.

The minimum purchase for optional cash purchases is $50.00 and the maximum limit is $10,000 per month, unless we grant a waiver of this amount. This prospectus supplement describes and constitutes the Plan. Participants in the Plan should retain this prospectus supplement for future reference.

Shares of common stock will be purchased either (i) directly from us from authorized but unissued shares or from treasury shares, or (ii) on the open market. You will not have to pay any trading fees or brokerage commissions for reinvesting dividends or purchasing additional shares of our common stock through optional cash purchases under the Plan. There are, however, service and processing fees applicable to the sale of shares from the Plan.

The Plan replaces the former Astoria Financial Corporation Automatic Dividend Reinvestment and Stock Purchase Plan. If you were a participant in the former plan as of the date of this prospectus supplement, then you are automatically a participant in the new Plan in the same manner, and to the same extent, as you participated in the former plan, unless you want to terminate your participation in the Plan or want to change your participation (i.e., by opting for partial rather than full reinvestment of your Astoria Financial dividends).

We have appointed Computershare Trust Company, N.A. to serve as the administrator of the Plan, referred to herein as the Administrator. If you are a registered holder of our common stock, you may enroll in the Plan through the Administrator’s website (www.computershare.com/investor) or by completing an Enrollment Form and returning it to the Administrator. Your participation in the Plan is entirely voluntary, and you may terminate your participation at any time.

Our common stock is listed and traded on the New York Stock Exchange under the symbol “AF.” On January 6, 2014, the closing price per share of our common stock on the NYSE was $13.76.

Investing in our common stock involves certain risks. Please refer to “Risk Factors” on page S-7 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

These securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

The date of this prospectus supplement is January 8, 2014.

Prospectus Supplement

Prospectus

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part is the prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described below under the heading “Where You Can Find More Information.”

As used in this prospectus supplement, “Astoria Financial,” “AFC,” “the Company,” “we,” “us,” and “our” refer to Astoria Financial Corporation. Such references do not refer to any subsidiary of Astoria Financial Corporation unless the context indicates otherwise.

Unless otherwise indicated, currency amounts in this prospectus supplement are stated in U.S. dollars.

If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the investment in our common stock. We are not making any representation to you regarding the legality of an investment in our common stock by you under applicable investment or similar laws.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. This prospectus supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this prospectus supplement and in the documents referred to in this prospectus supplement and which are made available to the public. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe for and purchase any of the securities and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

You should read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before making your investment decision.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, referred to as the SEC. You may read and copy these materials at prescribed rates at the SEC’s Public Reference Room located at 100 F Street, N.E. Washington, D.C. 20549. Our SEC filings are also available to the public from the SEC’s web site at www.sec.gov. To receive copies of public records not posted to the SEC’s web site at prescribed rates, you may complete an online form at www.sec.gov, send a fax to (202) 772-9337 or submit a written request to the SEC, Office of FOIA/PA Operations, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information.

Our Internet address is www.astoriafederal.com. We make available on our website, free of charge, access to our periodic and current reports, proxy statements and other information we file with the SEC and amendments thereto as soon as reasonably practicable after we file such material with, or furnish such material to, the SEC, as applicable. Unless specifically incorporated by reference, the information on our website is not part of this prospectus supplement.

In addition, our common stock is currently traded on the New York Stock Exchange, referred to as the NYSE, under the trading symbol “AF” and you may inspect information about the Company by visiting the NYSE website at http://www.nyse.com.

The SEC allows us to incorporate by reference certain information into this prospectus supplement, which means that we can disclose important information to you by referring to documents that we have filed, or will file, with the SEC. The information incorporated by reference contains information about us and our financial condition and performance and is an important part of this prospectus supplement. We incorporate by reference the following documents filed with the SEC (other than information that pursuant to SEC rules is deemed not to be filed):

•	Annual Report on Form 10-K for the year ended December 31, 2012 (File No. 001-11967);
•	Quarterly Reports on Form 10-Q filed on May 8, 2013, August 7, 2013 and November 6, 2013;
•	Current Reports on Form 8-K filed on January 4, 2013, January 7, 2013, January 24, 2013 (only with respect to Item 8.01), January 25, 2013, February 19, 2013 and February 20, 2013 (File No. 001-11967), March 13, 2013, March 19, 2013, April 8, 2013, April 10, 2013, April 17, 2013 (only with respect to Item 8.01), May 10, 2013, May 13, 2013, May 16, 2013 (only with respect to Item 5.07), June 20, 2013, June 21, 2013, July 1, 2013, July 2, 2013, July 17, 2013 (only with respect to Item 8.01), September 4, 2013, September 18, 2013, October 2, 2013, October 17, 2013 (only with respect to Item 8.01) and December 18, 2013; and
•	Form 8-A for Registration of Certain Classes of Securities filed on April 24, 2002 (File No. 001-11967).

In addition, all future filings that we make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act, after the filing of this prospectus supplement and prior to the termination of the offering, are incorporated by reference into this prospectus supplement (other than information that pursuant to SEC rules is deemed not to be filed). Any statement contained in a document incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that any statement contained in this prospectus supplement or in any subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus supplement modifies or supersedes the statement. Any statement modified or superseded in this way will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

You may request a copy of any or all of the documents that have been incorporated by reference in this prospectus supplement, except the exhibits to such documents, unless the exhibits have been specifically incorporated by reference, at no cost by writing to or telephoning us at the following address:

Astoria Financial Corporation
Investor Relations Department
One Astoria Federal Plaza
Lake Success, New York 11042
Telephone: (516) 327-7869
Email: ir@astoriafederal.com

We have also filed a registration statement (No. 333-182041) with the SEC relating to the securities offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement is part of the registration statement. You may obtain from the SEC a copy of the registration statement and exhibits that we filed with the SEC when we registered the common stock. The registration statement may contain additional information that may be important to you.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, referred to as the Securities Act, and Section 21E of the Exchange Act. These statements may be identified by the use of the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar terms and phrases, including references to assumptions.

Forward-looking statements are based on various assumptions and analyses made by us in light of our management’s experience and perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following:

•	the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control;
•	there may be increases in competitive pressure among financial institutions or from non-financial institutions;
•	changes in the interest rate environment may reduce interest margins or affect the value of our investments;
•	changes in deposit flows, loan demand or real estate values may adversely affect our business;
•	changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently;
•	general economic conditions, either nationally or locally in some or all areas in which we do business, or conditions in the real estate or securities markets or the banking industry may be less favorable than we currently anticipate;
•	legislative or regulatory changes, including the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, referred to as the Reform Act, and any actions regarding foreclosures, may adversely affect our business;
•	enhanced supervision and examination by the Office of the Comptroller of the Currency, referred to as the OCC, the Board of Governors of the Federal Reserve System, referred to as the FRB, and the Consumer Financial Protection Bureau;
•	effects of changes in existing U.S. government or government-sponsored mortgage programs;
•	technological changes may be more difficult or expensive than we anticipate;
•	success or consummation of new business initiatives may be more difficult or expensive than we anticipate; or
•	litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may be determined adverse to us or may delay the occurrence or non-occurrence of events longer than we anticipate.

Our actual results could vary materially from the future results covered in our forward-looking statements. The statements in the “Risk Factors” section of this prospectus supplement are cautionary statements identifying important factors, including certain risks and uncertainties, that could cause our results to vary materially from the future results covered in such forward looking statements. Other factors, such as the general state of the U.S. economy, could also cause actual results to vary materially from the future results covered in such forward-looking statements.

You should refer to our periodic and current reports filed with the SEC (and incorporated by reference herein), including our most recent Annual Report on Form 10-K for the year ended December 31, 2012 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013, for further information on other factors that could cause actual results to be significantly different from those expressed or implied by the forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by the federal securities laws. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus supplement or in the incorporated documents might not occur, and you should not put undue reliance on any forward-looking statements.

ABOUT ASTORIA FINANCIAL CORPORATION

We are a Delaware corporation organized in 1993 as the unitary savings and loan holding company of Astoria Federal Savings and Loan Association and its consolidated subsidiaries, referred to as Astoria Federal. We are headquartered in Lake Success, New York and our principal business is the operation of our wholly owned subsidiary, Astoria Federal. Astoria Federal’s primary business is attracting retail deposits from the general public and businesses and investing those deposits, together with funds generated from operations, principal repayments on loans and securities and borrowings, primarily in one-to-four family residential mortgage loans, multi-family mortgage loans, commercial real estate mortgage loans and mortgage-backed securities. To a lesser degree, Astoria Federal also invests in consumer and other loans, U.S. government, government agency and government-sponsored enterprise, securities and other investments permitted by federal banking laws and regulations. At September 30, 2013, we had $16.0 billion of assets, including loans receivable, net of $12.4 billion, $10.1 billion of deposits and $1.5 billion of stockholders’ equity.

Although we remain committed to offering traditional retail deposit products and residential mortgage loans, we have been developing strategies to grow other loan categories to diversify earning assets and to increase low cost savings, money market and NOW and demand deposits. These strategies include continued reliance on our multi-family and commercial real estate mortgage lending operations and, over time, significantly expanding our business banking operations. Our business banking initiative includes focusing on small and mid-sized businesses, with an emphasis on attracting clients from larger competitors. We are also considering expanding our branch network into other locations on Long Island and opening branches in Manhattan.

In addition to Astoria Federal, Astoria Financial has one other subsidiary, AF Insurance Agency, Inc., referred to as AF Insurance. AF Insurance is a licensed life insurance agency. Through contractual agreements with various third parties, AF Insurance makes insurance products available primarily to the customers of Astoria Federal. AF Insurance is a wholly owned subsidiary which is consolidated with Astoria Financial for financial reporting purposes.

At September 30, 2013, our tangible capital ratio, which represents stockholders’ equity less goodwill divided by total assets less goodwill, was 7.22%. At September 30, 2013, Astoria Federal’s capital levels exceeded all of its regulatory capital requirements with a tangible capital ratio of 9.61%, Tier 1 leverage capital ratio of 9.61% and Total risk-based capital ratio of 16.87%. Astoria Federal’s Tier 1 risk-based capital ratio was 15.61% at September 30, 2013. As of September 30, 2013, Astoria Federal continues to be a well capitalized institution for all bank regulatory purposes.

Our principal executive offices are located at One Astoria Federal Plaza, Lake Success, New York 11042. Our telephone number is (516) 327-3000.

RISK FACTORS

An investment in our common stock involves certain risks. You should carefully consider the risks described below and in the “Risk Factors” section included in our Annual Report on Form 10-K for the year ended December 31, 2012 and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, as well as other information included or incorporated by reference, into this prospectus supplement and the accompanying prospectus, including our financial statements and the notes thereto, before making an investment decision.

You will not know the share price of our common stock at the time you make an investment decision.

You will not know the price of the shares you are purchasing under the Plan at the time you authorize the investment or elect to have your dividends reinvested.

The share price of our common stock may fluctuate between the time you make an investment decision and the time the shares are purchased or sold.

The price of our shares may fluctuate between the time you decide to purchase shares under the Plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision.

If you instruct the Administrator to sell your shares under the Plan, you may not be able to direct the time or price at which your shares are sold, depending on the sales option you select. The market price of our common stock may decline between the time you decide to sell shares and the actual time of sale.

If you decide to withdraw from the Plan and request a certificate for whole shares credited to you under the Plan, the share price of our common stock may decline between the time you decide to withdraw and the time you receive the certificate.

The share price of our common stock could be affected by several factors.

The share price of our common stock depends upon several factors, including, but not limited to: our operating results, financial condition and prospects; general economic and financial market conditions; changes in estimates by analysts and the market for similar securities. In addition, the market price of our common stock may be affected by future sales of our securities, including additional issuances of common stock or securities convertible into common stock. These factors, among others, could significantly affect the trading price of our common stock.

Holders of our outstanding shares of preferred stock have, and holders of any future outstanding shares of preferred stock will have, liquidation, dividend and other rights that are senior to the rights of the holders of our common stock.

Since our board of directors has the authority to designate and issue preferred stock with liquidation, dividend and other rights that are senior to those of our common stock, the holders of our issued and outstanding shares of preferred stock, as well as any that may be issued in the future, would receive, upon our voluntary or involuntary liquidation, dissolution or winding up, before any payment is made to holders of our common stock, their liquidation preferences as well as any accrued and unpaid distributions. These payments would reduce the remaining amount of our assets, if any, available for distribution to holders of our common stock.

Regulatory limitations on changes of control and anti-takeover provisions in our certificate of incorporation and bylaws may discourage or prevent a change in control.

With certain limited exceptions, federal regulations prohibit a person or company or a group of persons deemed to be “acting in concert” from, directly or indirectly, acquiring more than 10% (5% if the acquiror is a bank holding company) of any class of our voting stock or obtaining the ability to control in any manner the election of a majority of our directors or otherwise direct the management or policies of our company without prior notice or application to and the approval of the FRB.

In addition, our certificate of incorporation and bylaws contain a number of provisions, relating to corporate governance and certain rights of shareholders, that may make it more difficult for a third party to acquire control of Astoria Financial without the approval of our board of directors. As a result, shareholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, such provisions will also render the removal of our Board of Directors or management more difficult.

We are subject to regulatory requirements and limitations that may impact our ability to pay future dividends.

We are currently required to file a notice with the FRB at least 30 days prior to declaring a cash dividend. The notice must evidence our compliance with applicable FRB guidance regarding payment of dividends. This process enables the FRB to comment on, object to or otherwise prohibit us from paying the proposed dividend. The supervisory guidance issued by the FRB states that we should either eliminate, defer or significantly reduce dividends if (1) our net income available to common shareholders over the past year is insufficient to fully fund a dividend, (2) our prospective rate of earnings retention is not consistent with our capital needs and our overall current or prospective financial condition or (3) we will not meet, or are in danger of not meeting, our minimum regulatory capital adequacy ratios.

In addition, Section 171 of the Reform Act, requires federal banking agencies to establish risk-based capital requirements and leverage limits for holding companies that are no less stringent than those applicable to banks. In July 2013, the FRB, the Federal Deposit Insurance Corporation and the OCC adopted final rules addressing, among other matters, Section 171 of the Reform Act and the agreement reached with the Basel Committee on Banking Supervision, known as Basel III. The Final Rules, which, among other things, establish consolidated capital requirements for many savings and loan holding companies, including Astoria Financial, and require higher capital levels in order to be considered “well-capitalized,” could adversely affect our ability to pay dividends to our shareholders.

Astoria Federal’s ability to pay dividends or lend funds to us is subject to regulatory limitations which, to the extent we need but are not able to access such funds, may prevent us from making future dividend payments to our shareholders.

We are a unitary savings and loan holding company currently regulated by the FRB and almost all of our operating assets are owned by Astoria Federal. We rely primarily on dividends from Astoria Federal to pay cash dividends to our stockholders, to engage in share repurchase programs and to pay principal and interest on our debt obligations. The OCC regulates all capital distributions by Astoria Federal directly or indirectly to us, including dividend payments. As the subsidiary of a savings and loan holding company, Astoria Federal must file a notice with the OCC at least 30 days prior to each capital distribution. However, if the total amount of all capital distributions (including each proposed capital distribution) for the applicable calendar year exceeds net income for that year to date plus the retained net income for the preceding two years, then Astoria Federal must file an application to receive the approval of the OCC for a proposed capital distribution. During 2013, Astoria Federal was not required to file such applications with the OCC for proposed capital distributions. Although we anticipate that, in 2014, Astoria Federal will not be required to file such applications for proposed capital distributions, Astoria Federal may be required to do so in the future if its earnings decline or otherwise do not exceed our cash needs at Astoria Financial. In addition, as the subsidiary of a savings and loan holding company, Astoria Federal must also receive approval from the FRB before declaring a dividend.

In addition, Astoria Federal may not pay dividends to us if, after paying those dividends, it would fail to meet the required minimum levels under risk-based capital guidelines and the minimum leverage and tangible capital ratio requirements or the OCC notified Astoria Federal that it was in need of more than normal supervision. Under the prompt corrective action provisions of the Federal Deposit Insurance Act, referred to as the FDIA, an insured depository institution such as Astoria Federal is prohibited from making a capital distribution, including the payment of dividends, if, after making such distribution, the institution would become “undercapitalized” (as such term is used in the FDIA). Payment of dividends by Astoria Federal also may be restricted at any time at the discretion of the OCC if it deems the payment to constitute an unsafe or unsound banking practice. Furthermore, capital standards imposed on us and similarly situated institutions have been and continue to be refined by bank regulatory agencies under the Reform Act. Deterioration of economic conditions and further changes to regulatory guidance could result in revised capital standards that may indicate the need for us or Astoria Federal to maintain greater capital positions, which could lead to limitations in dividend payments to us by Astoria Federal.

There can be no assurance that Astoria Federal will be able to pay dividends at past levels, or at all, in the future. If we do not receive sufficient cash dividends or are unable to borrow from Astoria Federal, then we may not have sufficient funds to pay dividends to our shareholders.

In addition to regulatory restrictions on the payment of dividends, Astoria Federal is subject to certain restrictions imposed by federal law on any extensions of credit it makes to its affiliates and on investments in stock or other securities of its affiliates. We are considered an affiliate of Astoria Federal. These restrictions prevent affiliates of Astoria Federal, including us, from borrowing from Astoria Federal, unless various types of collateral secure the loans. Federal law limits the aggregate amount of loans to and investments in any single affiliate to 10% of Astoria Federal’s capital stock and surplus and also limits the aggregate amount of loans to and investments in all affiliates to 20% of Astoria Federal’s capital stock and surplus.

DESCRIPTION OF THE PLAN

The following questions and answers explain and constitute the Plan. This Plan replaces the former Astoria Financial Corporation Automatic Dividend Reinvestment and Stock Purchase Plan and this prospectus supplement constitutes notice of termination of the former plan.

PURPOSE

1. What is the purpose of the Plan?

The purpose of the Plan is to provide our shareholders who elect to participate in the Plan with a simple, convenient and economical way to purchase additional shares of our common stock through the reinvestment of cash dividends and optional cash payments. The Plan also provides us with an economical and flexible mechanism to raise additional capital for general corporate purposes through the sale of our common stock.

ADVANTAGES AND DISADVANTAGES

2. What are the advantages of the Plan?

The primary advantages of the Plan are:

•	You may have the cash dividends on all or a portion of your Astoria Financial common stock automatically reinvested in additional shares of Astoria Financial common stock.
•	You may make optional cash purchases of additional shares of our common stock, subject to minimum and maximum purchase limits.
•	The purchase price for shares of common stock purchased directly from us through optional cash payments may be issued at a discount from the market price. We will periodically establish a discount rate ranging from 0% to 5%. As of the date of this prospectus supplement, the discount is 1%.
•	You may purchase fractional shares of common stock under the Plan, which means you may fully reinvest all cash dividends or fully invest any optional cash payments. Dividends on fractional shares, as well as on whole shares, can also be reinvested in additional shares which will be credited to your Plan account.
•	You pay no trading fees or brokerage commissions when dividends are reinvested through the Plan. The entire amount of your dividend is reinvested to purchase our common stock. Generally, you pay no processing fees or service fees in connection with your optional cash purchases under the Plan.
•	You will avoid cumbersome safekeeping of stock certificates for shares credited to your account, and you may also deposit with the Administrator certificated shares held by you and registered in your name, thereby avoiding the need for safekeeping of certificates.
•	The Plan offers you flexibility when you decide to sell your shares. You may request the sale of some or all of your shares through the Administrator at any time. Or if you prefer to have complete control over the timing and price at which you sell, you may withdraw your shares from the Plan and sell them through a broker of your choice.
•	Periodic statements reflecting all current activity, including shares purchased and your latest Plan account balance, will simplify your recordkeeping.

3. What are the disadvantages of the Plan?

The primary disadvantages of the Plan are:

•	Because the prices at which shares are purchased are determined as of specified dates or as of dates otherwise beyond your control, you may lose some advantages otherwise available to you in being able to select the timing of your investments. For example, because the price charged to you for shares purchased on the open market is the average price paid by the Administrator to obtain shares for all participants who acquire shares through the Plan on the same day, you may pay a higher price for shares purchased under the Plan than you would for shares purchased on the investment date outside of the Plan.

•	We will not pay you any interest on dividends or optional cash payments held by the Administrator before the date on which your funds are invested by the Administrator as described in Question 14 below, referred to as the “investment date.”
•	The purchase price of shares that you purchase under the Plan will not be determined until the applicable investment date. As a result, you will not know the actual price per share or number of shares you will purchase until that date.
•	If you decide to make optional cash purchases under the Plan, your investment may be exposed to changes in market conditions for a longer period of time than if you had arranged to buy shares through a broker.
•	We may adjust the discount from the market price of shares of our common stock in our sole discretion at any time. The granting of a discount for one month or quarter, as applicable, will not ensure the availability of a discount or the same discount in future months or quarters, respectively.
•	If you request the Administrator to sell shares from your Plan account, the Administrator will deduct a service fee and processing fees from the proceeds of the sale. Such sales of shares for participants are generally irrevocable and will be made at market prices at the time of sale. You may not be able to control the timing of such sales or the prices at which you are willing to sell your shares.
•	To sell your shares through a broker of your choice, you must first arrange to obtain a physical stock certificate from the Administrator and have the certificate delivered to you, or ask the Administrator to transfer shares held for you in the Plan directly to your broker. The Administrator will promptly process your instructions, but you should leave ample time for the delivery of the stock certificate or transfer of shares to your broker.

ADMINISTRATION

4. Who will administer the Plan?

The Plan will be administered by Computershare Trust Company, N.A., referred to as the Administrator. The Administrator is independent of, and not affiliated with, us. The Administrator acts as agent for the participants in the Plan, keeps records of participants’ accounts, sends regular account statements to participants and performs other duties relating to the Plan. The Administrator or an affiliate of the Administrator also acts as dividend disbursing agent, registrar and transfer agent for Astoria Financial.

If you have questions regarding the Plan, please write to the Administrator at the following address:

Computershare Trust Company, N.A.
P.O. Box 30170
College Station, TX 77842-3170

You may also call the Administrator at 1-800-301-3563 (if you are inside the United States or Canada) or 1-201-680-6578 (if you are outside the United States or Canada). An automated voice response system is available 24 hours a day, 7 days a week. Customer service representatives are available from 9:00 a.m. to 5:00 p.m., Eastern Standard Time, Monday through Friday (except holidays). In addition, you may visit the Investor Centre on the Administrator’s website at www.computershare.com/investor. At this website, you can enroll in the Plan, obtain information and perform certain transactions on your Plan account.

Be sure to include your name, address, daytime phone number, account number and a reference to Astoria Financial Corporation on all correspondence.

If you wish to contact Astoria Financial directly, you may write or call:

Astoria Financial Corporation
Investor Relations
One Astoria Federal Plaza
Lake Success, NY 11042-1085
Phone: (516) 327-7869

PARTICIPATION AND ENROLLMENT

5. Who is eligible to participate in the Plan?

You may participate in the Plan if you qualify as either of the following: (a) you are a “registered holder” whose shares of our common stock are registered in our stock transfer books in your name or (b) you are a “beneficial owner” who has beneficial ownership of shares of our common stock that are registered in a name other than your name (for example, in the name of a broker, bank, trustee or other nominee). Registered holders may participate in the Plan directly. If you are a beneficial owner, you must either become a registered holder by having shares transferred into your own name or make arrangements with your broker, bank or other nominee to participate on your behalf.

Your right to participate in the Plan is not transferable to another person apart from a transfer of your underlying shares of our common stock. We reserve the right to exclude from participation in the Plan persons who utilize the Plan to engage in short-term trading activities which cause aberrations in the trading volume of our common stock. We reserve the right to modify, suspend or discontinue participation in the Plan by otherwise eligible holders or beneficial owners of our common stock in order to eliminate practices which are not consistent with the purposes of the Plan.

Shareholders who reside in jurisdictions in which it is unlawful for us to permit their participation are not eligible to participate in the Plan.

6. How do I enroll in the Plan and become a participant?

If you are a registered holder of our common stock, you may enroll in the Plan and become a participant by completing and signing the Enrollment Form that accompanied the copy of the Plan that you received in the mail and returning it to the Administrator at the address set forth in Question 4. Additional copies of the Enrollment Form and this prospectus supplement may also be obtained at any time by request to the Administrator at the same address. If your shares are registered in more than one name (i.e., joint tenants, trustees), all registered holders of such shares must sign the Enrollment Form exactly as their names appear on the account registration. Registered holders may also enroll in the Plan online by accessing their account at www.computershare.com/investor.

If you are a beneficial owner of our common stock, you must either become a registered holder by having such shares transferred into your own name or instruct your broker, bank or other nominee in whose name your shares are held to participate in the Plan on your behalf.

You may enroll in the Plan at any time. Once enrolled, you remain enrolled without further action on your part until you discontinue your participation or until the Plan is terminated. However, if there is any subsequent change in the manner in which your name appears on your certificate(s), you should contact the Administrator for further instructions. If you wish to change your participation at any time, please contact the Administrator as described in Question 4.

If you are an employee or director of Astoria Financial or Astoria Federal Savings and Loan Association, you may enroll in the Plan as provided above and you may elect to reinvest all or a portion of the dividends paid on your Astoria Financial common stock, but you may not make optional cash purchases pursuant to the Plan.

7. What if I was a participant in the former Astoria Financial Automatic Dividend Reinvestment and Stock Purchase Plan?

If you participated in the former plan, then you automatically are a participant in this Plan in the same manner, and to the same extent, as you participated in the former plan (except as provided in the last paragraph of Question 6 above), unless you elect to terminate your participation in this Plan or wish to change your participation in some way (e.g., by opting for partial reinvestment rather than full reinvestment of your Astoria Financial dividends).

DIVIDEND REINVESTMENT AND OPTIONAL CASH PURCHASES OF $10,000 OR LESS

8. What are my dividend reinvestment options?

As a participant in the Plan, you may elect to reinvest all, part or none of the dividends paid on your Astoria Financial common stock, and your preference should be indicated on the Enrollment Form. You must place an “X” in the appropriate box to indicate your investment election. Under each of these options, you may make optional cash purchases at any time.

•	Full dividend reinvestment. If you select this option, all of the cash dividends paid on the shares of our common stock registered in your name and all shares of common stock credited to your account under the Plan will automatically be reinvested to purchase additional shares of our common stock.
•	Partial dividend reinvestment. If you select this option, a portion of your cash dividends will be paid to you in cash, and the remaining portion of your dividends will be automatically reinvested to purchase additional shares of our common stock. If you choose partial reinvestment, you must specify on the Enrollment Form the number of whole shares on which you wish to continue to receive cash dividends by check or to have directly deposited into your designated checking or savings account, as further described below. The remaining dividends will be automatically reinvested.
•	No dividend reinvestment. If you select this option, all of your dividends will be paid to you in cash. You may choose to have your cash dividends directly deposited into your designated checking or savings account or sent to you by check.

To arrange to have your dividends directly deposited into your designated bank account, you must complete and return a direct deposit authorization form. You may request an authorization form by calling the Administrator at 1-800-301-3563, or you may authorize the direct deposit of dividends when you enroll in the Plan online, or access your account online at www.computershare.com/investor.

If you return a properly executed Enrollment Form to the Administrator without electing an investment option, you will be enrolled as having selected full dividend reinvestment. You may change your reinvestment election at any time by submitting a revised Enrollment Form to the Administrator or by accessing your account online at www.computershare.com. To be effective with respect to a particular dividend, any such change must be received by the Administrator before the record date for that dividend.

9. When will the reinvestment of my dividends begin?

The reinvestment of your dividends will begin with the first quarterly cash dividend that we pay following your enrollment, but only if your Enrollment Form is received before the record date for that dividend. If your Enrollment Form is received between a record date and a dividend payment date, the reinvestment of your dividends will commence with the dividend payment in the following quarter for which a dividend is declared. Typically, we pay a quarterly cash dividend on or about the 1st day of March, June, September and December to shareholders of record on or about the 15th day of the immediately preceding month.

There can be no assurance as to the declaration or payment of dividends, and nothing contained in the Plan obligates us to declare or pay any dividends. The Plan does not represent a change in our dividend policy or a guarantee of future dividends, which will continue to be determined by our Board of Directors based upon our earnings, financial condition and other factors.

10. When and how can I make optional cash purchases?

Except as provided in the last paragraph of Question 6, if you are a registered holder of our common stock, you may also make optional cash purchases of our common stock by authorizing an individual automatic deduction from your bank account online through Investor Centre or by sending a check to the Administrator for each optional cash purchase. If you choose to submit a check, be sure to use the contribution form that appears on your Plan statement, and mail it to the address specified on the Plan statement. The Administrator will not accept cash, traveler’s checks, money orders or third-party checks.

Alternatively, if you wish to make regular monthly optional cash purchases, you may authorize automatic deductions from your bank account. This feature enables you to make ongoing investments in an amount that is comfortable for you, without having to write a check.

To initiate automatic monthly deductions, you must complete and sign a Direct Debit Authorization form and return it to the Administrator together with a voided blank check or a deposit form for the account from which funds are to be drawn. Direct Debit Authorization forms may be obtained from the Administrator. You may also initiate automatic monthly investments by accessing your account online at www.computershare.com/investor. Forms will be processed and become effective as promptly as practicable; however, you should allow four to six weeks for the first investment to be initiated using the automatic investment feature.

Once automatic monthly investment is initiated, funds will be drawn from the designated bank account on the 15th day of each month (or the next banking business day if the 15th day is not a banking business day). Participants may change their automatic monthly investment by completing and submitting to the Administrator a new Direct Debit Authorization form or by accessing their account online at www.computershare.com/investor. To be effective with respect to a particular investment date, however, the new instructions must be received by the Administrator at least six (6) business days prior to such investment date. Automatic deductions will continue indefinitely until you notify the Administrator in writing or online that the automatic deductions are to stop.

Funds for optional cash purchases received by the Administrator on or before the second (2nd) business day prior to the investment date will be used to purchase shares of our common stock on or beginning on the investment date. Funds for optional cash purchases received later than the second (2nd) business day prior to an investment date will be held by the Administrator until the next monthly investment date, unless a request for the return of the funds is received by the Administrator at least two (2) business days prior to the next monthly investment date.

In the event that any check, draft or electronic funds transfer you may tender or order as payment to the Administrator for optional cash purchases of our common stock is dishonored, refused or returned, you agree that the purchased shares when credited to your account may be sold, on the Administrator’s order without your consent or approval, to satisfy the amount owing on the purchase. The “amount owing” will include the purchase price paid, any purchase and sale transaction fees, any brokerage commissions and the Administrator’s returned check or failed electronic payment fee of $35.00. If the sale proceeds of purchased shares are insufficient to satisfy the amount owing, you authorize the Administrator to sell additional shares then credited to your account as necessary to cover the amount owing, without further consent or authorization from you. The Administrator may sell shares to cover an amount owing as a result of your order in any manner consistent with applicable securities laws. Any sale for that purpose in a national securities market would be commercially reasonable. You grant the Administrator a security interest in all shares credited to your account including securities subsequently acquired and held or tendered for deposit, for purposes of securing any amount owing as described in this paragraph.

Your payment for optional cash purchases may be commingled by the Administrator with dividends and with other participants’ payments for optional cash purchases for the purpose of buying shares of common stock. You cannot specify the prices or timing of purchases, nor can you make any other limitations on the purchase of shares other than those specified herein.

11. Will interest be paid on funds tendered for optional cash purchases that are received prior to an investment date?

No. Under no circumstances will interest be paid on funds for optional cash purchases tendered at any time prior to the investment date. You are encouraged to time the transmittal of funds for optional cash purchases so that they are received by the Administrator as close as possible to, but no later than two (2) business days before, an investment date. If you have any questions regarding the investment date, you should contact the Administrator at the address or phone number set forth in Question 4.

12. Am I obligated to make cash purchases if I enroll in the Plan?

No. Cash purchases are entirely voluntary. You may supplement the reinvestment of your dividends with optional cash purchases as often as you like, or not at all. Or you may buy shares with optional cash purchases and choose not to reinvest any or all of your dividends.

13. What limitations apply to optional cash purchases?

Optional cash purchases are subject to a $50 minimum, and we reserve the right to refuse to accept any optional cash purchase in excess of $10,000 per month from any participant or any related or associated group of participants. Optional cash purchases of less than $50 and that portion of any optional cash purchase which exceeds the $10,000 monthly purchase limit, unless such limit has been waived as described in Question 17, will be returned to you, without interest. We reserve the right to waive the maximum limit on optional cash purchases in our sole discretion.

PURCHASES OF SHARES

14. When will shares be purchased under the Plan?

The investment date for reinvested cash dividends will be the dividend payment date declared by our Board of Directors or, if such day is not a New York Stock Exchange, or NYSE, trading day, the first trading day immediately following such date. The investment date for optional cash purchases of $10,000 or less will be the 20th day of each month or, if the 20th is not a trading day, the first trading day following the 20th day of the month, or, in the case of shares of Astoria Financial common stock purchased on the open market, as soon thereafter as determined by the Administrator. For optional cash purchases of more than $10,000 pursuant to an approved waiver request, each trading day during the pricing period will be a separate investment date, as described in Question 17.

Shares of common stock acquired from us will be credited to participants’ accounts on the investment date or as soon as practicable thereafter. The purchase of shares acquired in the open market or in negotiated transactions will begin on the investment date and will be completed as soon as practicable and will be credited to your participants’ accounts upon completion of all purchases.

In the unlikely event that, due to unusual market conditions, the Administrator is unable to invest the funds within 35 calendar days, the Administrator will return the funds to you by check. No interest will be paid on funds held by the Administrator pending investment.

15. What is the source of shares to be purchased under the Plan?

All dividends reinvested through the Plan and all optional cash payments will be used to purchase newly issued shares directly from Astoria Financial, “treasury shares” held by Astoria Financial, shares acquired through open market purchases by the Administrator, or a combination of the above, at our discretion. Newly issued shares purchased directly from Astoria Financial will consist of authorized but unissued shares of Astoria Financial common stock. Share purchases on the open market may be made on any stock exchange where our common stock is traded or through negotiated transactions, on such terms as the Administrator determines. Neither we nor you will have any authority to direct the date, time or price at which shares may be purchased by the Administrator. All shares purchased pursuant to a waiver request will be purchased directly from us.

16. At what price will shares be purchased?

The purchase price for purchases of shares in the open market or through privately negotiated transactions will be the weighted average of the actual prices paid by the Administrator for such shares, computed up to four decimal places.

With respect to reinvested dividends and optional cash purchases of $10,000 or less per month, the purchase price for purchases of shares directly from us will be equal to the average of the daily closing prices of our common stock as reported by the NYSE, as quoted on Bloomberg, L.P., for a period of 5 trading days immediately preceding the investment date and, in the case of optional cash purchases, less a discount ranging from 0% to 5% (currently set at 1%). We may adjust the discount in our discretion at any time and will announce changes to the discount at least 30 days prior to the next investment date. No discount will be available for shares acquired in the open market. You may contact us at (516) 327-7869 to find out the current discount in effect.

With respect to optional cash purchases in excess of $10,000 for any month pursuant to a waiver request, the purchase price will be determined as provided in Question 17.

Purchases on the open market will begin on the investment date and will be completed no later than 30 days from such date for reinvestment of dividends and 35 days from such date for optional cash purchases, except where completion at a later date is necessary or advisable under any applicable federal securities laws. Such purchases may be made on any securities exchange where such shares are traded, in the over-the-counter market, or by negotiated transactions and may be subject to such terms with respect to price, delivery, etc. to which the Administrator may agree. Neither we nor you will have any authority or power to direct the time or price at which shares may be purchased, or the selection of the broker or dealer through or from whom purchases are to be made.

Your account will be credited with that number of shares, including fractions computed to four decimal places, equal to the total amount to be invested by you divided by the applicable purchase price per share.

OPTIONAL CASH PURCHASES IN EXCESS OF $10,000

17. Under what circumstances may shareholders make cash investments in excess of $10,000 in any month?

Request for waiver.  Optional cash purchases in excess of $10,000 in any month may only be made pursuant to a written request for waiver that is approved by us. If you are interested in making an optional cash purchase in excess of $10,000 in any month, you should call us at (516) 327-7700 to determine (by a prerecorded message) if we are accepting waiver requests that month and, if so, (i) the commencement date of and number of trading days in the pricing period, (ii) the threshold price, if any, (iii) whether we will activate the pricing period extension feature, and (iv) whether the shares will be offered at a discount to the market price and, if so, what percentage.

To obtain a waiver request form, please contact the Administrator as described in Question 4. Completed waiver requests should be sent to Astoria Financial Corporation at One Astoria Federal Plaza, Lake Success, NY 11042-1085, Attention: Theodore S. Ayvas or by facsimile to (516) 327-7860. All waiver requests must be received by us no later than 2:00 p.m. Eastern Standard Time on the third (3rd) business day prior to the commencement of the pricing period. If we approve your waiver request, we will notify you by 9:00 a.m. on the second (2nd) business day prior to the first day of the pricing period. You must then send the Administrator a copy of our written approval, together with your entire optional cash payment by wire transfer of immediately available funds, by 2:00 p.m., Eastern Standard Time, on or before the business day prior to the first day of the pricing period. Funds received after this date will be returned to you without interest. Wire transfer instructions may be obtained from the Administrator. If sufficient funds to cover the full amount of the approved waiver request are not received by the deadline, we may, in our sole discretion, elect to either revoke our approval of the waiver request or deem the waiver request approved as to the lesser amount of funds. If we revoke our approval of the waiver request, all funds received in respect of such waiver request will be returned to you without interest.

We have the sole discretion whether to approve any waiver request and to set the terms of any such optional cash purchase. If we approve your waiver request, we will notify you promptly. In deciding whether to approve a waiver request, we will consider relevant factors including, but not limited to (a) our need for additional funds, (b) the attractiveness of obtaining such funds by the sale of common stock compared to other sources of funds, (c) the purchase price likely to apply to any sale of common stock, (d) the participant submitting the request, including the extent and nature of such participant’s prior participation in the Plan, and the number of shares of our common stock held of record and/or beneficially by such participant, and (e) the aggregate amount, if any, of optional cash purchases in excess of the allowable maximum amounts for which requests have been submitted by all participants. If such requests are submitted for any monthly period for an aggregate amount in excess of the amount we are willing to accept, we may honor such requests in order of receipt, pro rata or by any other method which we determine to be appropriate. There is no pre-established maximum limit applicable to optional cash purchases that may be made pursuant to approved waiver requests.

Pricing of shares purchased pursuant to a waiver request.  If we approve your waiver request, the shares will be purchased directly from us and we may offer you a waiver discount ranging from 0% to 5%. If we grant the waiver request, there will be a pricing period, which generally will consist of one to ten (10) separate days during which our common stock is quoted on the NYSE. Each of these separate dates will be a waiver investment date, and an equal proportion of your optional cash payment will be invested on each trading day during such pricing period, subject to the qualifications listed below. The purchase price for shares acquired on a particular waiver investment date will be equal to the consolidated volume-weighted average price (subject to change as provided below) across all exchanges, rounded to four decimal places, of our common stock, as quoted on Bloomberg, L.P., for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern Standard Time (including the last trade, even if reported after 4:00 p.m.), for that waiver investment date, less the waiver discount, if any.

Threshold price.  Unless we waive our right to do so, we may establish for any investment date a minimum price per share, referred to as the “threshold price,” applicable to optional cash purchases made pursuant to approved waiver requests. We will, at least one (1) business day prior to the first day of the applicable pricing period, determine whether to establish a threshold price and if so, its amount. We will make this determination in our sole discretion after a review of current market conditions, the level of participation in the Plan and current and projected capital needs. We will notify the Administrator as to the amount of the threshold price, if any.

If a threshold price is established for any pricing period, it will be fixed as a dollar amount that the volume-weighted average price for each trading day of such pricing period (not adjusted for a waiver discount, if any) must equal or exceed. We will exclude from the pricing period any trading day that the volume weighted average price is less than the threshold price. We will also exclude from the pricing period and from the determination of the purchase price any trading day in which no trades of common stock are made on the NYSE. Thus, for example, for a 10-day pricing period, if the threshold price is not satisfied or no trades of our common stock are reported for two of the 10 trading days in the pricing period, then we will return (without interest) 20% of the funds you submitted in connection with your waiver request unless we have activated the pricing period extension feature for the pricing period (as described below).

Pricing period extension feature.  We may elect to activate for any particular pricing period the pricing period extension feature. This feature allows the initial pricing period to be extended by the number of days that the threshold price is not satisfied, or on which no shares of our common stock are quoted on the NYSE, subject to a maximum of five (5) trading days. If we elect to activate the pricing period extension feature and the threshold price is satisfied for any additional day that has been added to the initial pricing period, that day will be included as one of the trading days for the pricing period in lieu of the day on which the threshold price was not met or trades of our common stock were not quoted on the NYSE. For example, if the determined pricing period is 10 days, and the threshold price is not satisfied for three out of those 10 days in the initial pricing period, and we had previously announced at the time of the request for waiver acceptance that the pricing period extension feature was activated, then the pricing period will automatically be extended, and if the threshold price is satisfied on the next three trading days (or a subset thereof), then those three days (or a subset thereof) will become waiver investment dates in lieu of the three days on which the threshold price was not met. As a result, because there were 10 trading days during the initial and extended pricing period on which the threshold price was satisfied, all of the funds you submitted in connection with your request for waiver will be invested.

Return of unsubscribed funds.  We will return a portion of any funds you submitted in connection with your waiver request for each trading day of a pricing period or extended pricing period, if applicable, for which the threshold price is not met or for each day in which no shares of common stock are quoted on the NYSE, which we refer to as “unsubscribed funds.” Any unsubscribed funds will be returned within five (5) business days after the last day of the pricing period, or if applicable, the extended pricing period, without interest. The amount returned will be based on the number of days during which the threshold price was not satisfied (as compared to the number of days in the pricing period or extended pricing period). For example, the returned amount in a 10-day pricing period will equal one-tenth ( 1/10) of the total amount of such optional cash payment (not just the amount in excess of $10,000) for each trading day that the threshold price is not satisfied or in which no trades of our common stock are quoted on the NYSE.

The establishment of the threshold price and the possible return of a portion of an optional cash payment applies only to optional cash payments made pursuant to a waiver request. Setting a threshold price for a pricing period will not affect the setting of a threshold price for a subsequent pricing period. We may waive our right to set a threshold price for any pricing period. Neither we nor the Administrator shall be required to provide you with any written notice as to the threshold price for any pricing period. You may contact us at (516) 327-7700 to find out if a threshold price has been fixed or waived for any given pricing period.

Waiver discount.  For each pricing period, we may establish a waiver discount from the market price applicable to optional cash purchases made pursuant to an approved waiver request. This waiver discount, if any, will range from 0% to 5% of the purchase price and may vary for each pricing period, but once established will apply uniformly to the full amount of all optional cash purchases made pursuant to waiver requests for that investment date. The waiver discount, if any, will be established in our sole discretion after a review of current market conditions, the level of participation in the Plan, the attractiveness of obtaining additional funds through the sale of our common stock as compared to other sources of funds and current and projected capital needs. You may obtain information regarding the waiver discount, if any, by contacting us at (516) 327-7700. The setting of a waiver discount for a particular pricing period will not affect the setting of a waiver discount for any subsequent pricing period. The waiver discount, if any, will apply only to optional cash purchases in excess of $10,000. The waiver discount will apply to the entire optional cash purchase made pursuant to a waiver and not just the portion in excess of $10,000. The discount applicable to optional cash purchases of $10,000 or less per month will not apply to optional cash purchases made pursuant to a waiver request.

18. What if I have more than one account?

For the purpose of the limitations on optional cash purchases, we may aggregate all optional cash purchases for participants with more than one account using the same Social Security or Taxpayer Identification Number. Participants unable to supply a Social Security or Taxpayer Identification Number may be limited to only one account. Also, for the purpose of such limitations, all accounts which we believe to be under common control or management or to have common ultimate beneficial ownership may be aggregated. Unless we have determined that optional cash purchases for each such account would be consistent with the purposes of the Plan, we will have the right to aggregate all such accounts and to return, without interest, within 30 days of receipt, any amounts in excess of the investment limitations applicable to a single account received in respect of all such accounts.

CERTIFICATES

19. Will certificates be issued for shares of common stock purchased through the Plan?

All shares purchased on your behalf through the Plan will be credited to your Plan account in book entry form. You can, however, at any time, at no cost to you, obtain a certificate for all or part of the whole shares of common stock credited to your Plan account by accessing such account online at www.computershare.com/investor, or by writing or calling the Administrator. No certificates for fractional shares will be issued. If you request a certificate for all full shares credited to your account, a certificate will be issued for the whole shares and a cash payment will be made for any remaining fractional share. That cash payment will be based upon the then-current market value of the shares, less any applicable service charge and processing fees.

Receiving certificated shares from your account does not affect your dividend reinvestment option. For example, if you authorized full dividend reinvestment, cash dividends with respect to shares issued in certificate form will continue to be reinvested.

20. Can I deposit my Astoria Financial stock certificates with the Administrator for safekeeping?

Yes, you may send the Administrator any or all of your Astoria Financial common stock certificates for safekeeping free of charge. By making such a deposit, you will be relieved of the responsibility for loss, theft or destruction of the certificates. If you wish to deposit your Astoria Financial common stock certificates, you must mail them along with a request to the Administrator to hold your certificates for safekeeping. The certificates should not be endorsed. You should mail the certificates to Computershare, 211 Quality Circle, Suite 210, College Station, TX 77845. Certificates should be mailed by registered or certified mail, return receipt requested, or some other form of traceable mail, and properly insured. The Administrator will promptly send you a statement confirming each deposit of your common stock certificates.

You may withdraw shares deposited for safekeeping by accessing your account online at www.computershare.com/investor or by making a request in writing or by telephone to the Administrator as described in Question 4. The Administrator will issue new, differently numbered certificates whenever certificates are issued to you, either upon your request or upon discontinuation of participation in the Plan. Shares acquired by the reinvestment of dividends on any such withdrawn shares (and on any other shares subsequently acquired by you) will continue to be reinvested or paid out, as previously directed, unless you provide contrary written instructions or a new Enrollment Form.

SALE OF SHARES

21. Can I sell shares credited to my Plan account?

You can sell some or all of the shares credited to your Plan account by contacting the Administrator. The market price of our shares of common stock may decline between the time you request to sell shares and the actual time of sale.

You have four choices when making a sale, depending on how you submit your sale request, as follows:

•	Market Order. A market order is a request to sell shares of our common stock promptly at the current market price. Market order sales are only available through Investor Centre at www.computershare.com/investor or by calling the Administrator directly at 1-800-301-3563. Market order sale requests received through Investor Centre at www.computershare.com/investor or by telephone will be placed promptly upon receipt during market hours (normally 9:30 a.m. to 4:00 p.m. Eastern Standard Time). Market order sale requests received by the Administrator during market hours are final and cannot be stopped or cancelled. Market order sale requests received outside of market hours will be submitted to the Administrator’s broker on the next day the market is open. The Administrator will use commercially reasonable efforts to honor requests by participants to cancel market orders placed outside of market hours. Depending on the number of shares being sold and current trading volume in the shares, a market order may only be partially filled or not filled at all on the trading day in which it is placed, in which case the order, or remainder of the order, as applicable, will be cancelled at the end of such day. To determine if your shares were sold, you should check your account online at www.computershare.com/investor or call the Administrator directly at 1-800-301-3563. If your market order sale was not filled and you still want the shares to be sold, you will need to re-enter the sale request. Sales proceeds will equal the market price of the sale obtained by the Administrator’s broker, less a service fee of $25.00 and a processing fee of $0.12 per share sold.
•	Batch Order. A batch order is an accumulation of all sales requests for shares of our common stock submitted together as a collective request. Batch orders are submitted on each market day, assuming there are sale requests to be processed. Sale instructions for batch orders received by the Administrator will be processed no later than five (5) business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. All sale requests received in writing will be submitted as batch order sales, unless such requests specify otherwise. Batch order sales may only be requested in writing. In every case of a batch order sale, the price to each selling participant shall be the weighted average sale price obtained by the Administrator’s broker for each aggregate order placed by the Administrator and executed by the broker, less a service charge of $15.00 and a processing fee of $0.12 per share sold.
•	Day Limit Order. A day limit order is an order to sell shares of our common stock when and if they reach a specific trading price on a specific day. The order is automatically cancelled if the price is not met by the end of that day (or, for orders placed after market hours, the next day the market is open). Depending on the number of shares of our common stock being sold and the current trading volume in the shares, such an order may only be partially filled, in which case the remainder of the order will be cancelled. The order may be cancelled by the applicable stock exchange, by the Administrator at its sole discretion or, if the Administrator’s broker has not filled the order, at your request made online at www.computershare.com/investor or by calling the Administrator directly at 1-800-301-3563. A service fee of $25.00 and a processing fee of $0.12 per share sold will be deducted from the sale proceeds.
•	Good-Til-Cancelled (“GTC”) Limit Order. A GTC limit order is an order to sell shares of our common stock when and if the shares reach a specific trading price at any time while the order remains open (generally up to 30 days). Depending on the number of shares being sold and current trading volume in the shares, sales may be executed in multiple transactions and over more than one day. If an order remains open for more than one day during which the market is open, a separate fee will be charged for each such day. The order (or any unexecuted portion thereof) is automatically cancelled if the trading price is not met by the end of the order period. The order may be cancelled by the applicable stock exchange, by the Administrator at its sole discretion or, if the Administrator’s broker has not filled the order, at your request made online at www.computershare.com/investor or by calling the Administrator directly at 1-800-301-3563. A service fee of $25.00 and a processing fee of $0.12 per share sold will be deducted from the sale proceeds.

All per share fees described in this Question 21 include any brokerage commissions the Administrator is required to pay. All sales requests processed over the telephone by a customer service representative entail an additional fee of $15.00. Fees are deducted from the proceeds derived from the sale. The Administrator may, under certain circumstances, require a transaction request to be submitted in writing. Please contact the Administrator to determine if there are any limitations applicable to your particular sale request.

Alternatively, you may choose to sell your shares through a broker-dealer of your choice, in which case you will have to request that the Administrator either (a) electronically transfer your shares to your broker, or (b) issue the shares in certificate form for delivery to your broker before settlement of the sale. Please note that only whole shares can be transferred or issued in certificate form.

If you opt to sell all of the shares held in your Plan account, your participation in the Plan will be automatically terminated.

The Administrator reserves the right to decline to process a sale if it determines, in its sole discretion, that supporting legal documentation is required. In addition, no one will have any authority or power to direct the time or price at which shares for the Plan are sold and no one, other than the Administrator, will select the broker(s) or dealer(s) through or from whom sales are to be made.

The price of our common stock may rise or fall during the period between a request for sale, the receipt of such request by the Administrator and the ultimate sale on the open market. Instructions sent to the Administrator to sell shares are binding and may not be rescinded. If you prefer to have complete control as to the exact timing and sales prices, you can transfer the shares to a broker.

REPORTS

22. What reports will be sent to me if I participate in the Plan?

Unless you are participating in the Plan through your broker, bank or nominee, you will receive from the Administrator a detailed statement of your account following each dividend reinvestment and account transaction. These detailed statements will show total cash dividends received, total optional cash payments received, total shares purchased (including fractional shares), price paid per share, and total shares credited to your account. If you are participating in the Plan through your broker, bank or other nominee, you should contact such party regarding a statement of your interests in the Plan.

WITHDRAWAL

23. How may I discontinue dividend reinvestment?

You may discontinue reinvestment of cash dividends under the Plan at any time by telephone or written notice to the Administrator or by accessing your account online at www.computershare.com/investor. Upon receipt of notice to discontinue, the Administrator, in accordance with your instructions, will either (a) discontinue the reinvestment of the dividends paid on the shares enrolled and/or held in your Plan account, but continue to hold those shares in book entry form on your behalf (and any future dividends on such shares will be paid in cash), (b) issue a certificate for the whole shares credited to your Plan account (or electronically transfer your shares to your broker) and issue a cash payment for any cash in lieu of a fractional share, or (c) sell the whole shares credited to your Plan account and issue a cash payment for the proceeds plus any cash in lieu of a fractional share, less associated trading fees of $0.12 per share and the $15.00 transaction fee. Any cash payment in lieu of a fractional share will be based upon the then-current market value of the shares.

If the Administrator receives your notice of withdrawal near a record date for the payment of the next dividend, the Administrator, in its sole discretion, may either distribute such dividends in cash or reinvest them. If such dividends are reinvested, the Administrator will process the withdrawal as soon as practicable, but in no event later than five (5) business days after the reinvestment is completed. The Administrator will continue to hold your shares unless you request a certificate for any full shares and a check for any fractional share, less any applicable service charge and processing fees.

Upon withdrawal, you may elect to stop the investment of any optional cash payment by delivering a written request for a refund to the Administrator. The Administrator must receive your request for a refund no later than two business days prior to the investment date.

FEES AND EXPENSES

24. What fees may I incur by participating in the Plan?

There are no processing fees or service fees on newly issued shares or treasury shares purchased from us for your account. Processing fees include the applicable brokerage commissions that the Administrator is required to pay. Processing fees on shares purchased on the open market for your account, as well as any service fees charged by Computershare for such purchases, will be paid by us and, for tax purposes, these fees will be considered as additional dividend income to you. All costs of administering the Plan will be paid by us.

You will be responsible for paying a service fee and processing fees each time Plan shares are sold on your behalf, as described in Question 21.

OTHER PROVISIONS

25. What happens if I sell or transfer all of the certificated shares enrolled in the Plan but not the shares that are held in my Plan account?

If you sell or transfer all of the certificated shares enrolled in the Plan, but continue to hold shares in your Plan account, the cash dividends on the shares held in your Plan account will continue to be reinvested, unless you instruct the Administrator to terminate your participation in the Plan.

26. How will I be able to vote the shares held in my Plan account?

In connection with the exercise of shareholder voting rights, you will receive a proxy card representing any shares of Astoria Financial common stock you hold and/or any full shares credited to your Plan account. All such shares will be voted as designated by you on the proxy card. If you do not vote by proxy or in person, then your shares will not be voted.

27. May I pledge the shares held in my Plan account?

Shares credited to your Plan account may not be assigned or pledged in any way. If you wish to assign or pledge the whole shares credited to your Plan account, you must first withdraw those shares from the Plan and request the Administrator to send you certificates for those shares or electronically transfer your shares to your broker.

28. What are the responsibilities of Astoria Financial or the Administrator under the Plan?

Neither we nor the Administrator will be liable in administering the Plan for any act done in good faith or any good faith omission to act, including, without limitation, any claims of liability arising out of: (a) a failure to cease dividend reinvestment for your account upon your death or adjudicated incompetence prior to the receipt of notice in writing of such death or adjudicated incompetence, (b) the prices or times at which shares of common stock are purchased or sold for your account or the terms under which such purchases or sales are made or (c) fluctuations in the market value of our common stock. Neither Astoria Financial nor the Administrator has any duties, responsibilities or liabilities except those expressly set forth in the Plan.

Neither we nor the Administrator can assure you of a profit, or protect you against a loss, from the shares purchased or sold through the Plan. An investment in our common stock is subject to significant market fluctuations, as are all equity investments. We cannot control purchases by the Administrator under the Plan and cannot assure you that dividends on our common stock will not be reduced or eliminated in the future.

29. What happens in the event of a stock dividend and stock split?

Any common stock distributed by Astoria Financial as a result of a stock dividend or a stock split on shares that you have enrolled in the Plan and/or that are being held in your Plan account will be credited to your Plan account.

30. May the Plan be changed or terminated?

While we currently expect to offer a dividend reinvestment and stock purchase plan indefinitely, we reserve the right to suspend, modify or terminate the Plan at any time. You will be notified in writing of any such suspension, material modification or termination. We and the Administrator also reserve the right to change any administrative procedures of the Plan (including fees and expenses) at any time without notice to you, and any such changes shall not be deemed material modifications to the Plan. Upon our termination of the Plan, a certificate will be issued to you for the number of full shares in your account. Any fractional share in your account will be converted to cash and remitted to you by check or automatic deposit to a bank account that you designate.

31. Who interprets the Plan?

Astoria Financial and the Administrator reserve the right to interpret the Plan as they deem necessary or desirable. Any such interpretation will be final. The Plan, and any related Plan documentation and Plan accounts, will be governed by, and construed in accordance with, the laws of the State of New York.

USE OF PROCEEDS

We will receive proceeds from the sale of common stock that the Administrator purchases directly from us from authorized but unissued shares or treasury shares. We intend to use such proceeds for general corporate purposes. We will not receive proceeds from the sale of common stock that the Administrator purchases on the open market. We cannot estimate either the number of shares of common stock or the prices of the shares that we will sell in connection with the Plan.

FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes certain U.S. federal income tax consequences, under current law, of participation in the Plan. It assumes that, as expected, all dividend distributions by Astoria Financial will be from “earnings and profits” and therefore will constitute dividends (rather than a return of capital) for federal income tax purposes. This discussion does not address all potentially relevant federal income tax matters, including consequences peculiar to persons subject to special provisions of federal income tax law (including insurance companies, partnerships, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States).

The following discussion is based on various rulings of the Internal Revenue Service, referred to as the IRS, regarding several types of dividend reinvestment plans, but no ruling has been issued or requested regarding the Plan. The following discussion is for general information only, and participants are urged to consult their own tax advisors to determine the particular federal, as well as foreign, state and local, tax consequences that may result from participation in the Plan and the acquisition and disposition of any shares of common stock purchased pursuant to the Plan. Participants are responsible for determining the tax consequences related to any shares purchased, sold, deposited or withdrawn under the Plan. You should retain and refer to the periodic statements and reports sent to you by the Administrator regarding your Plan transactions to assist in making such determinations.

Reinvested Dividends.  When your dividends are reinvested to acquire shares of common stock (including any fractional share), you will be treated as having received a taxable dividend equal to the fair market value of the shares credited to your account. For example, if dividends of $100 are reinvested under the Plan to acquire shares of common stock with a fair market value of $100, the amount of taxable dividend will be $100. In addition, when shares are acquired for you under the Plan through open market purchases, you will be treated as having received a dividend in the amount of your allocable portion of any brokerage commissions and other transaction fees paid by us. Thus, for example, if $100 of your dividends is reinvested to purchase shares of common stock with a fair market value of $100 in the open market under the Plan, and if your portion of brokerage commissions and other transaction fees paid by us is $1, the total amount of the taxable dividend you will be treated as receiving will be $101. (The $1 figure is for purposes of illustration only; it is not a representation or estimate of the amount or percentage of brokerage commissions or other fees that may be paid under the Plan.)

The tax basis of a share of common stock you acquire with reinvested dividends will equal the amount of the dividend represented by such share (i.e., the share’s fair market value plus, if the share is acquired through an open market purchase, the amount of any brokerage commissions and other transaction fees allocable to the share).

Optional Cash Purchases.  In the case of shares purchased on the open market with optional cash payments, you will be treated as receiving a taxable dividend equal to your portion of any brokerage commissions paid by us. The tax basis of such shares will be the purchase price plus the amount of any such brokerage commissions and other transaction fees allocable to such shares.

If you make optional cash purchases that are subject to a discount as described in Questions 16 and 17 under “Description of the Plan” above, you may be treated as having received a taxable dividend equal to the excess, if any, of the fair market value of the purchased shares on the investment date over the amount of your optional cash payment. The tax basis of such shares will be the amount of the optional cash payment, plus the amount of any discount that is treated as a dividend for tax purposes.

Although the IRS has issued private letter rulings on plans similar to the Plan which ruled that shareholders making optional investments will not be treated as having received such dividend income if the shareholders are not also participants in the dividend reinvestment portion of the plan, such private letter rulings are not precedent and may not be relied upon by persons other than the taxpayers to which they are issued. We will report any discount you receive under the Plan as a distribution to you on Form 1099-DIV. You are urged to consult with your tax advisors regarding the tax treatment to you of receiving a discount on optional cash purchases pursuant to the Plan.

Holding Period.  The holding period for a share of common stock acquired under the Plan will begin the day after the investment date on which the share was acquired. A whole share consisting of fractional shares purchased on different dates will have a split holding period, with the holding period for each fractional component beginning the day after the investment date when the fraction was acquired.

Receipt of Share Certificates and Cash.  You will not realize taxable income upon the issuance of a certificate for whole shares previously credited to your account under the Plan, either upon your request for the issuance of a certificate or upon withdrawal from or termination of the Plan. However, any cash received in lieu of a fractional share held in your account will be treated as an amount realized on the sale of the fractional share. You therefore will recognize gain or loss equal to any difference between the amount of cash received for a fractional share and your tax basis in the fractional share. Similarly, if the Administrator sells shares from your Plan account for you, you will recognize gain or loss equal to the difference between the amount you realize on the sale and your tax basis in the shares. Gain or loss recognized on a sale of shares (including a fractional share) from your Plan account generally will be capital gain or loss if you hold your shares of common stock in the Plan as capital assets, and generally will be long-term capital gain or loss if the holding period exceeds one year when the sale occurs.

Withholding and Information Reporting.  In general, we are required to report to the IRS all actual and constructive dividend distributions to a shareholder. The Administrator may be required to withhold from dividends paid or proceeds from the disposition of shares the appropriate amount determined in accordance with the Internal Revenue Code and applicable Treasury Regulations. Plan participants who are not United States persons for U.S. federal income tax purposes are subject to a withholding tax on dividends that are reinvested in the Plan. Plan participants may be subject to certain backup withholding on dividends reinvested in the Plan and proceeds from the disposition of the shares, unless the Plan participant provides us or the Administrator with a correct taxpayer identification number and otherwise complies with applicable certificate requirements (i.e., by completing an IRS Form W-9 or other applicable IRS form which can be obtained from the Administrator) and we have not been informed by the IRS that the participant is subject to backup withholding. If you are subject to withholding taxes, we will withhold the required taxes from the gross dividends and from the proceeds from the sale of shares. The dividends and proceeds received by you, or dividends reinvested on your behalf, will be net of the required taxes.

Mandatory Cost-Basis Reporting.  In addition to the information reporting discussed above, we will also be required to report to the IRS the cost basis for tax purposes of all shares acquired through the Plan on or after January 1, 2011. Such reporting will be required at the time any such shares are sold.

The above discussion is only an outline of our understanding of some of the applicable U.S. federal income tax provisions as of the date of this prospectus supplement and does not constitute tax advice. The preceding summary may be rendered inaccurate by any future amendment to the federal income tax laws or any future interpretations of such laws by applicable authorities. For specific information as to the tax consequences of your participation in the Plan, including any future changes in applicable law or interpretations, you should consult your own tax advisors.

PLAN OF DISTRIBUTION

Except to the extent the Administrator purchases shares of our common stock in the open market or in privately negotiated transactions with third parties, we will sell directly to the Administrator the shares of common stock to be credited to participants accounts under the Plan. There are no brokerage commissions in connection with the purchases of such newly issued shares or treasury shares from us. We will pay all processing fees, including brokerage commissions, on shares purchased on the open market for participants’ accounts, as well as any service fees charged by the Administrator for such purchases, and we will pay all costs of administering the Plan.

In connection with the administration of the Plan, we may be requested to approve investments pursuant to requests for waiver by or on behalf of existing shareholders who may be engaged in the securities business. Persons who acquire shares of our common stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Exchange Act, and may be considered to be underwriters within the meaning of the Securities Act. We will not extend to any such person any rights or privileges other than those to which he, she or it would be entitled as a Plan participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our common stock so purchased. We may, however, accept optional cash payments made pursuant to requests for waiver by such persons.

From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from any waiver discounts applicable to optional cash payments made pursuant to requests for waiver under the Plan. Those transactions may cause fluctuations in the trading volume of our common stock. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. We have no arrangements or understandings, formal or informal, with any person relating to the sale of shares of our common stock to be received under the Plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are deemed by us to be inconsistent with the purposes of the Plan.

Subject to the availability of shares of common stock registered for issuance under the Plan, there is no total maximum number of shares that can be issued pursuant to the reinvestment of dividends or optional cash purchases.

Upon your withdrawal from the Plan by the sale of common stock held under the Plan, you will receive the proceeds of such sale, less any applicable fees.

Common stock may not be available under the Plan in all states. This prospectus supplement does not constitute an offer to sell, or a solicitation of an offer to buy, any common stock or other securities in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

LEGAL MATTERS

Certain legal matters with regard to the common stock have been passed upon for us by Arnold & Porter LLP, New York, New York.

EXPERTS

Our consolidated statements of financial condition as of December 31, 2012 and 2011, and the consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2012, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012, included in our Annual Report on Form 10-K for the year ended December 31, 2012, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

INDEMNIFICATION

The General Corporation Law of the State of Delaware contains provisions permitting indemnification of our officers and directors which may be sufficiently broad to indemnify them for liabilities arising under the Securities Act. Moreover, our Certificate of Incorporation contains provisions on indemnification of officers and directors. We have a directors’ and officers’ liability and corporation reimbursement insurance policy protecting our directors and officers and subsidiaries against liability arising from any claim for breach of duty, neglect, error, misstatement, misleading statement, omission or any other wrongful act, subject to certain exceptions, committed by reason of the director or officer acting in such capacity.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PROSPECTUS

Common Stock
Preferred Stock
Depositary Shares
Senior Notes due 2017
Warrants
Units

We may sell, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus. We may offer these securities in amounts, at prices and on terms determined at the time of each offering. The preferred stock may be convertible into or exchangeable for other securities of ours.

Each time we offer securities, we will provide a supplement to this prospectus or other offering materials describing the terms of the specific issue of securities, including the offering price of the securities. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement and a pricing supplement, if any. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement.

We or any selling securityholder, as the case may be, may offer and sell these securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. The names of the underwriters will be stated in the prospectus supplements and other offering material. We may also sell securities directly to investors. We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of securities. If any agents, dealers or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of the securities will also be set forth in the applicable prospectus supplement.

Astoria Financial Corporation’s common stock is currently traded on the New York Stock Exchange under the trading symbol “AF.” Any common stock that we may sell pursuant to any supplement to this prospectus will be listed for quotation on the New York Stock Exchange upon official notice of issuance.

These securities are unsecured and are not savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries, and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality. These securities involve investment risks, including possible loss of principal.

The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 11, 2013.

i

ABOUT THIS PROSPECTUS

This prospectus amends and restates the prospectus contained in the registration statement on Form S-3 filed on June 11, 2012, with the U.S. Securities and Exchange Commission, referred to as the SEC. This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the SEC as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, referred to as the Securities Act. Under the rules and regulations of the SEC relating to automatic shelf registration statements, we may sell, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus. This prospectus only provides you with a general description of the securities we may offer, and is not meant to be a complete description of each security. Each time that we make an offer for sale of the securities described in this prospectus we will provide a prospectus supplement that contains specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update, or change information contained in this prospectus. We urge you to read both this prospectus and any applicable prospectus supplement together with the documents incorporated and deemed incorporated by reference and any additional information you may need to make your investment decision. The prospectus supplement may also contain information about U.S. federal income tax considerations relating to the securities covered by the prospectus supplement.

You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of such documents. Neither the delivery of this prospectus or any applicable prospectus supplement nor any distribution of securities pursuant to such documents shall, under any circumstances, create any implication that there has not been a change in the information set forth in this prospectus or any applicable prospectus supplement or in our affairs since the date of this prospectus or any applicable prospectus supplement.

As used in this prospectus, “AFC,” “the Company,” “we,” “us,” and “our” refer to Astoria Financial Corporation. Such references do not refer to any subsidiary of Astoria Financial Corporation unless the context indicates otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, referred to as the Exchange Act. You may read and copy these materials at prescribed rates at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Our SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov. To receive copies of public records not posted to the SEC’s web site at prescribed rates, you may complete an online form at http://www.sec.gov, send a fax to (202) 772-9337 or submit a written request to the SEC, Office of FOIA/PA Operations, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information.

Our Internet address is www.astoriafederal.com. We make available on our website, free of charge, access to our periodic and current reports, proxy statements and other information we file with the SEC and amendments thereto as soon as reasonably practicable after we file such material with, or furnish such material to, the SEC, as applicable. Unless specifically incorporated by reference, the information on our website is not part of this prospectus.

In addition, our common stock is currently traded on the New York Stock Exchange under the trading symbol “AF” and you may inspect information about the Company by visiting the New York Stock Exchange website at http://www.nyse.com.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” certain information into this prospectus, which means that we can disclose important information to you by referring to documents that we have filed, or will file, with the SEC. The information incorporated by reference contains information about us and our financial condition and performance and is an important part of this prospectus. We incorporate by reference the following documents filed with the SEC (other than information that pursuant to SEC rules is deemed not to be filed):

•	Our Annual Report on Form 10-K for the year ended December 31, 2012 (File No. 001-11967);
•	Current Reports on Form 8-K filed on January 4, 2013, January 7, 2013, January 24, 2013 (only with respect to Item 8.01), January 25, 2013, February 19, 2013 and February 20, 2013 (File No. 001-11967).

In addition, all future filings that we make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the filing of this prospectus and prior to the termination of the applicable offering, are incorporated by reference into this prospectus and any supplements to this prospectus (other than information that pursuant to SEC rules is deemed not to be filed). Any statement contained in a document incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that any statement contained in this prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes the statement. Any statement modified or superseded in this way will not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any supplement to this prospectus.

Upon written or oral request, we will provide, without charge, a copy of any or all of the documents that have been incorporated by reference in this prospectus or in any related prospectus supplement, but have not been delivered with the prospectus, except the exhibits to such documents, unless the exhibits have been specifically incorporated by reference.

Written requests for copies should be directed to Astoria Financial Corporation, Investor Relations Department, One Astoria Federal Plaza, Lake Success, New York 11042. Telephone requests for copies should be directed to (516) 327-7869.

You should rely only upon the information provided in this prospectus, or incorporated in this prospectus by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this document, including any information incorporated by reference, is accurate as of any date other than the date indicated on the front cover of the applicable document.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements may be identified by the use of the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar terms and phrases, including references to assumptions.

Forward-looking statements are based on various assumptions and analyses made by us in light of our management’s experience and perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following:

•	the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control;
•	there may be increases in competitive pressure among financial institutions or from non-financial institutions;
•	changes in the interest rate environment may reduce interest margins or affect the value of our investments;
•	changes in deposit flows, loan demand or real estate values may adversely affect our business;
•	changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently;
•	general economic conditions, either nationally or locally in some or all areas in which we do business, or conditions in the real estate or securities markets or the banking industry may be less favorable than we currently anticipate;
•	legislative or regulatory changes, including the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and any actions regarding foreclosures, may adversely affect our business;
•	enhanced supervision and examination by the Office of the Comptroller of the Currency, referred to as the OCC, the Board of Governors of the Federal Reserve System, referred to as the FRB, and the Consumer Financial Protection Bureau;
•	effects of changes in existing U.S. government or government-sponsored mortgage programs;
•	technological changes may be more difficult or expensive than we anticipate;
•	success or consummation of new business initiatives may be more difficult or expensive than we anticipate; or
•	litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may be determined adverse to us or may delay the occurrence or non-occurrence of events longer than we anticipate.

We have no obligation to update any forward-looking statements to reflect events or circumstances after the date of this document.

DESCRIPTION OF CAPITAL STOCK

General

The Company is authorized to issue 200,000,000 shares of its common stock, par value $0.01 per share, referred to as the AFC Common Stock, and 5,000,000 shares of its preferred stock having a par value of $1.00 per share, referred to as the AFC Preferred Stock. As of February 15, 2013 there were 98,935,700 shares of AFC Common Stock issued and outstanding and no shares of AFC Preferred Stock issued and outstanding. Each share of the AFC Common Stock has the same relative rights as, and is identical in all respects with, each other share of AFC Common Stock. The Company’s Board of Directors has the power from time to time to issue additional shares of AFC Common Stock or AFC Preferred Stock authorized by the Company’s Certificate of Incorporation, as amended, referred to as the Certificate of Incorporation, without obtaining approval of the Company’s stockholders. The rights, qualifications, limitations and restrictions on each series of AFC Preferred Stock issued will be determined by the Company’s Board of Directors and approved as required by the Delaware General Corporation Law, referred to as the DGCL, or otherwise, at the time of issuance and may include, among other things, rights in liquidation, rights to participating dividends, voting and convertibility to AFC Common Stock. The following descriptions of the Company’s capital stock are qualified in their entirety by reference to the Company’s Certificate of Incorporation.

Common Stock

The following summary contains a description of the general terms of the AFC Common Stock that we may issue. The specific terms of AFC Common Stock that we issue will be described in the related prospectus supplement. The following summary of the AFC Common Stock is not complete. We encourage you to read our Certificate of Incorporation and Bylaws, as amended, referred to as the Bylaws.

Dividends.  The Company can pay dividends out of statutory surplus or from certain net profits if, as, and when declared by the Company’s Board of Directors. The payment of dividends by the Company is subject to limitations that are imposed by law and applicable regulations. The holders of AFC Common Stock are entitled to receive and share equally in such dividends as may be declared by the Company’s Board of Directors out of funds legally available therefor. Any holders of AFC Preferred Stock will have a priority over the holders of AFC Common Stock with respect to dividends.

Voting Rights.  The holders of AFC Common Stock possess exclusive voting rights in the Company. Such holders elect the Company’s Board of Directors and act on such other matters as are required to be presented to them under the DGCL or the Company’s Certificate of Incorporation or as are otherwise presented to them by the Company’s Board of Directors. Except as discussed in “— Limitation on Voting Rights,” each holder of AFC Common Stock is entitled to one vote per share of AFC Common Stock and will not have any right to cumulate votes in the election of directors. Holders of AFC Preferred Stock will not have voting rights except in certain limited circumstances, although the Company’s Board of Directors may provide voting rights for any newly created series of AFC Preferred Stock that may be issued in the future.

Limitation on Voting Rights.  The Company’s Certificate of Incorporation provides that in no event shall any record owner of any outstanding AFC Common Stock that is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of AFC Common Stock, referred to as the Limit, be entitled or permitted to any vote with respect to the shares held in excess of the Limit. Beneficial ownership is determined pursuant to Rule 13d-3 of the General Rules and Regulations promulgated pursuant to the Exchange Act, and includes shares beneficially owned by such person or any of such person’s affiliates (as defined in the Company’s Certificate of Incorporation), shares that such person or such person’s affiliates have the right to acquire upon the exercise of conversion rights or options, and shares as to which such person and such person’s affiliates have or share investment or voting power, but shall not include shares beneficially owned by the ESOP of Astoria Federal Savings and Loan Association, referred to as Astoria Federal, or, in the case of directors or officers of Astoria Federal or the Company, shares beneficially owned by any other such director or officer or shares that are subject to a publicly solicited revocable proxy and that are not otherwise beneficially owned, or deemed by the Company to be beneficially owned, by such person and such person’s affiliates. The Company’s Certificate of Incorporation further provides that such provision limiting voting rights only may be amended upon the vote of 80% of the outstanding shares of voting stock.

Liquidation Rights.  In the event of any liquidation, dissolution, or winding up of Astoria Federal, the Company, as a holder of Astoria Federal’s capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of Astoria Federal (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation accounts established for the benefit of certain account holders of Astoria Federal in connection with its conversion to stock form and for the benefit of certain account holders of Fidelity New York, FSB, The Greater New York Savings Bank and The Long Island Savings Bank, FSB in connection with their respective conversions to stock form, all assets of Astoria Federal available for distribution. In the event of liquidation, dissolution, or winding up of the Company, the holders of AFC Common Stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of the Company available for distribution. Holders of AFC Preferred Stock will have a priority over the holders of AFC Common Stock in the event of liquidation or dissolution.

Preemptive Rights.  Holders of the AFC Common Stock are not entitled to preemptive rights with respect to any shares which may be issued.

Issuance of Stock.  In certain instances, the issuance of authorized but unissued shares of AFC Common Stock or AFC Preferred Stock may have an anti-takeover effect. The authority of the Company’s Board of Directors to issue AFC Preferred Stock with rights and privileges, including voting rights, as it may deem appropriate, may enable the Company’s Board of Directors to prevent a change of control of the Company despite a shift in ownership of AFC Common Stock. In addition, the authority of the Company’s Board to issue additional shares of AFC Common Stock may help deter or delay a change of control of the Company by increasing the number of shares needed to gain control.

Anti-takeover Provisions Contained in the Company’s Certificate of Incorporation and Bylaws.  Our Certificate of Incorporation and Bylaws contain a number of provisions, relating to corporate governance and certain rights of stockholders, that might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, such provisions will also render the removal of our Board of Directors or management more difficult.

The following description is necessarily general and qualified by reference to our Certificate of Incorporation and Bylaws. See “Where You Can Find More Information” as to how to obtain a copy of these documents.

Limitation on Voting Rights.  As described above, our Certificate of Incorporation provides that in no event shall any record owner of any outstanding AFC Common Stock that is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of AFC Common Stock (the Limit) be entitled or permitted to any vote with respect to the shares held in excess of the Limit. See “— Limitation on Voting Rights” above for more information.

Classified Board; Power of Directors to Fill Vacancies.  Our Board of Directors is required by the Certificate of Incorporation and Bylaws to be divided into three classes. One of the three classes of directors is required to be elected annually by our stockholders for a three-year term. A classified board promotes continuity and stability of our management but makes it more difficult for stockholders to change a majority of the Board of Directors because it generally takes at least two annual elections of directors for this to occur. In addition, any vacancy occurring on the Board of Directors, including a vacancy created by an increase in the number of directors or resulting from death, resignation, retirement, disqualification, removal from office or other cause, shall be filled for the remainder of the unexpired term exclusively by a majority vote of the directors then in office.

Removal of Directors.  Our Certificate of Incorporation provides that a director may be removed from the Board of Directors prior to the expiration of his or her term only for cause and upon the affirmative vote of the holders of at least 80% of the voting power of the then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class. In the absence of these provisions, the vote of the holders of a majority of our shares could remove the entire Board of Directors, with or without cause, and replace it with persons of such holders’ choice.

Votes of Stockholders.  Our Certificate of Incorporation also provides that any action required or permitted to be taken by our stockholders may be taken only at a duly called annual or special meeting of stockholders and prohibits stockholder action by written consent.

Authorized but Unissued Shares of Capital Stock.  Following the offering, we will have authorized but unissued shares of AFC Preferred Stock and AFC Common Stock. Our Board of Directors may authorize the issuance of one or more series of AFC Preferred Stock without stockholder approval. See “— Issuance of Stock.” These shares could be used by our Board of Directors to make it more difficult or to discourage an attempt to obtain control of us through a merger, tender offer, proxy contest or otherwise.

Stockholder Vote Required to Approve Business Combinations with Principal Stockholders.  Our Certificate of Incorporation requires the approval of the holders of at least 80% of the voting power of the then-outstanding shares of voting stock of the Company, voting together as a single class, to approve certain “Business Combinations” and related transactions. Under the DGCL, absent this provision, Business Combinations, which include mergers, consolidations and sales of all or substantially all of the assets of a corporation must, subject to certain exceptions, be approved by the vote of the holders of only a majority of the outstanding shares of common stock and any other affected class of stock.

The vote of the holders of at least 80% of our shares is required in connection with any transaction involving an “Interested Stockholder” except (i) in cases where the proposed transaction has been approved in advance by a majority of those members of our Board of Directors who are unaffiliated with the Interested Stockholder and were directors prior to the time when the Interested Stockholder became an Interested Stockholder or (ii) if the proposed transaction meets certain conditions set forth in our Certificate of Incorporation which are designed to afford the stockholders a fair price in consideration for their shares in which case, if a stockholder vote is required, approval of only a majority of the outstanding shares of voting stock would be sufficient.

The term “Interested Stockholder” is defined to include any individual, group acting in concert, corporation, partnership or other entity (other than us or our subsidiaries) which is the beneficial owner, directly or indirectly, of more than 10% of our outstanding voting stock.

A “Business Combination” means:

•	any merger or consolidation of us or any of our subsidiaries with or into any Interested Stockholder or its affiliate;
•	any sale, lease, exchange, mortgage, pledge, transfer, or other disposition to or with any Interested Stockholder or its affiliate of any of our assets or any of our subsidiaries having an aggregate Fair Market Value (as defined in the Certificate of Incorporation) equaling or exceeding 25% or more of the combined assets of us and our subsidiaries;
•	the issuance or transfer to any Interested Stockholder or its affiliate by us (or any subsidiary) of any of our securities in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value equaling or exceeding 25% of the combined Fair Market Value of the outstanding AFC Common Stock and the common stock of our subsidiaries, except for any issuance or transfer pursuant to an employee benefit plan of ours or a subsidiary of ours;
•	the adoption of any plan or proposal for our liquidation or dissolution proposed by or on behalf of any Interested Stockholder or its affiliate; or
•	any reclassification of securities (including any reverse stock split), recapitalization, merger or consolidation of us with any of or subsidiaries or any other transaction that has the effect of increasing the proportionate share of the outstanding shares of any class of our (or any subsidiary’s) equity or convertible securities, which is directly or indirectly owned by any Interested Stockholder or its affiliate.

Evaluation of Offers.  Our Certificate of Incorporation provides that our Board of Directors, when evaluating any offer from another party to:

•	make a tender or exchange offer for any outstanding equity security of ours;

•	merge or consolidate us with another corporation or entity; or
•	purchase or otherwise acquire all or substantially all of our properties and assets,

may, in connection with the exercise of its judgment in determining what is in the best interest of us and our stockholders, give due consideration to all relevant factors, including, without limitation, those factors that directors of any of our subsidiaries may consider in evaluating any action that may result in a change or potential change in the control of the subsidiary, and the social and economic effect of acceptance of such offer:

•	on our present and future customers and employees and those of our subsidiaries;
•	on the communities in which we and our subsidiaries operate or are located;
•	on our ability to fulfill our corporate objective under applicable laws and regulations; and
•	on the ability of Astoria Federal to fulfill the objectives of a stock form savings and loan association under applicable statutes and regulations.

By including these standards in our Certificate of Incorporation, our Board of Directors may be in a stronger position to oppose such a transaction if it concludes that the transaction would not be in our best interests, even if the price offered is significantly greater than the then market price of our equity securities.

Amendment of Certificate of Incorporation and Bylaws.  Amendment of the provision of our Certificate of Incorporation relating to Business Combinations, and various other provisions, must be approved by the affirmative vote of the holders of at least 80% of the voting power of all of our then-outstanding shares of our capital stock, voting together as a single class. In addition, the Company reserves the right to amend or repeal any provision contained in the Certificate of Incorporation in the manner prescribed by the DGCL and all rights conferred upon stockholders are granted subject to this reservation.

Furthermore, our Certificate of Incorporation provides that the Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Company, and these actions shall require the approval of a majority of the entire Board of Directors. The stockholders shall also have the power to adopt, amend or repeal the Bylaws; provided, however, that in addition to any vote of the holders of any class or series of stock of the Company required by law or the Certificate of Incorporation, the affirmative vote of the holders of at least 80% of the voting power of all of our then-outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provisions of the Bylaws. These provisions could have the effect of discouraging a tender offer or other takeover attempt where the ability to make fundamental changes through Bylaw amendments is an important element of the takeover strategy of the acquiror. Absent these provisions, the DGCL provides that a corporation’s certificate of incorporation and bylaws may be amended by the holders of a majority of the corporation’s outstanding capital stock.

Stockholder Nominations and Proposals.  Our Bylaws require a stockholder who intends to nominate a candidate for election to the Board of Directors, or to raise new business at an annual stockholder meeting, to give approximately 90 days’ notice in advance of the annual stockholders’ meeting to our Secretary. This advance notice provision requires a stockholder who desires to raise new business to provide certain information to us concerning the nature of the new business, the stockholder and the stockholder’s interest in the business matter. Similarly, a stockholder who wishes to nominate any person for election as a director must provide us with certain information concerning the nominee and the proposing stockholder.

Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws.  The provisions described above are intended to reduce our vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by members of our Board of Directors. Our Board of Directors believes these provisions are in the best interests of the Company and its stockholders. An unsolicited non-negotiated proposal can seriously disrupt the business and management of a corporation and cause it great expense. Accordingly, our Board of Directors believes it is in the best interests of the Company and its stockholders to encourage potential acquirors to negotiate directly with management and the Board of Directors and that these provisions will encourage such negotiations and discourage non-negotiated takeover attempts. It is also the Board of Directors’ view that these provisions should not discourage persons from proposing a merger or other transaction at a price that reflects the true value of the Company and that otherwise is in the best interests of all stockholders.

Delaware Corporate Law.  The State of Delaware has a statute designed to provide Delaware corporations with additional protection against hostile takeovers. The takeover statute, which is codified in Section 203 of the DGCL, is intended to discourage certain takeover practices by impeding the ability of a hostile acquiror to engage in certain transactions with the target company.

In general, Section 203 provides that a “Person” who owns 15% or more of the outstanding voting stock of a Delaware corporation may not consummate a merger or other business combination transaction with such corporation at any time during the three-year period following the date such “Person” acquired 15% of the outstanding voting stock. The DGCL defines “business combination” broadly to cover a wide range of corporate transactions including mergers, sales of assets, issuances of stock, transactions with subsidiaries and the receipt of disproportionate financial benefits.

The statute exempts the following transactions from the requirements of Section 203:

•	any business combination if, prior to the date a person acquired 15% of the outstanding voting stock, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder acquiring 15%;
•	any business combination involving a person who acquired at least 85% of the outstanding voting stock in the same transaction in which 15% of the outstanding voting stock was acquired (with the number of shares outstanding calculated without regard to those shares owned by the corporation’s directors who are also officers and by certain employee stock plans);
•	any business combination that is approved by the board of directors and by a two-thirds vote of the outstanding voting stock not owned by the interested party; and
•	certain business combinations that are proposed after the receipt by the corporation of certain other acquisition proposals which are approved or not opposed by a majority of certain continuing members of the board of directors.

A corporation may exempt itself from the requirement of the statute by adopting an amendment to its certificate of incorporation or bylaws electing not to be governed by Section 203 of the DGCL. At the present time, the Board of Directors does not intend to propose any such amendment.

Regulatory Restrictions — Change of Control Regulations.  The Change in Bank Control Act of 1978, as amended, referred to as the Change in Bank Control Act, provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings institution unless the OCC has been given 60 days prior written notice. The Home Owners’ Loan Act, as amended, referred to as the HOLA, provides that no company may acquire “control” of a savings institution without the prior approval of the OCC. Any company that acquires such control becomes a savings and loan holding company subject to registration, examination and regulation by the FRB. Pursuant to federal regulations, control of a savings institution is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of the institution or the ability to control the election of a majority of the directors of an institution. Moreover, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock, or of more than 25% of any class of stock of a savings institution, where certain enumerated “control factors” are also present in the acquisition.

The OCC may prohibit an acquisition of control if:

•	it would result in a monopoly or substantially lessen competition;
•	the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

•	the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by such person.

These restrictions do not apply to the acquisition of a savings institution’s capital stock by one or more tax-qualified employee stock benefit plans, provided that the plans do not have beneficial ownership of more than 25% of any class of equity security of the savings institution.

Preferred Stock

The following summary contains a description of the general terms of the AFC Preferred Stock that we may issue. The specific terms of any series of AFC Preferred Stock will be described in the prospectus supplement relating to that series of AFC Preferred Stock. The terms of any series of AFC Preferred Stock may differ from the terms described below. Certain provisions of the AFC Preferred Stock described below and in any prospectus supplement are not complete. You should refer to the amendment to our Certificate of Incorporation or the Certificate of Designations, Rights and Preferences with respect to the establishment of a series of AFC Preferred Stock, which will be filed with the SEC in connection with the offering of such series of AFC Preferred Stock.

General.  The AFC Preferred Stock has the terms described below unless otherwise provided in the prospectus supplement relating to a particular series of the AFC Preferred Stock. You should read the prospectus supplement relating to the particular series of the AFC Preferred Stock being offered for specific terms, including:

•	the designation and stated value per share of the AFC Preferred Stock and the number of shares offered;
•	the amount of liquidation preference per share;
•	the price at which the AFC Preferred Stock will be issued;
•	the dividend rate or method of calculation, the dates on which dividends will be payable, whether dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will commence to accumulate;
•	any redemption or sinking fund provisions;
•	any conversion provisions; and
•	any other rights, preferences, privileges, limitations and restrictions on the AFC Preferred Stock.

The AFC Preferred Stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the prospectus supplement, each series of the AFC Preferred Stock will rank equally as to dividends and liquidation rights in all respects with each other series of AFC Preferred Stock. The rights of holders of shares of each series of AFC Preferred Stock will be subordinate to those of our general creditors.

Rank.  Any series of the AFC Preferred Stock will, with respect to the priority of the payment of dividends and the priority of payments upon liquidation, winding up, and dissolution, rank:

•	senior to all classes of AFC Common Stock and all equity securities issued by us, the terms of which specifically provide that the equity securities will rank junior to the AFC Preferred Stock (referred to as the Junior Securities);
•	equally with all equity securities issued by us, the terms of which specifically provide that the equity securities will rank equally with the AFC Preferred Stock (referred to as the Parity Securities); and
•	junior to all equity securities issued by us, the terms of which specifically provide that the equity securities will rank senior to the AFC Preferred Stock.

Dividends.  Holders of the AFC Preferred Stock of each series will be entitled to receive, when, as, and if declared by our Board of Directors, cash dividends at such rates and on such dates described, if any, in the prospectus supplement. Different series of AFC Preferred Stock may be entitled to dividends at different rates or based on different methods of calculation. The dividend rate may be fixed or variable or both. Dividends will be payable to the holders of record as they appear on our stock books on record dates fixed by our Board of Directors, as specified in the applicable prospectus supplement.

Dividends on any series of the AFC Preferred Stock may be cumulative or noncumulative, as described in the applicable prospectus supplement. If our Board of Directors does not declare a dividend payable on a dividend payment date on any series of noncumulative AFC Preferred Stock, then the holders of that noncumulative AFC Preferred Stock will have no right to receive a dividend for that dividend payment date, and we will have no obligation to pay the dividend accrued for that period, whether or not dividends on that series are declared payable on any future dividend payment dates. Dividends on any series of cumulative AFC Preferred Stock will accrue from the date we initially issue shares of such series or such other date specified in the applicable prospectus supplement. No dividends may be declared or paid or funds set apart for the payment of dividends on any Junior Securities unless full cumulative dividends for all dividend periods terminating on or prior to the date of the declaration or payment will have been paid or declared and a sum sufficient for the payment set apart for payment on any AFC Preferred Stock that is cumulative with respect to dividends.

No full dividends may be declared or paid or funds set apart for the payment of any dividends on any Parity Securities unless dividends have been paid or set apart for payment on the AFC Preferred Stock. If full dividends are not paid, the AFC Preferred Stock will share dividends pro rata with the Parity Securities.

Rights Upon Liquidation.  If we dissolve, liquidate, or wind up our affairs, either voluntarily or involuntarily, the holders of each series of AFC Preferred Stock will be entitled to receive, before any payment or distribution of assets is made to holders of Junior Securities, liquidating distributions in the amount described in the prospectus supplement relating to that series of the AFC Preferred Stock, plus an amount equal to accrued and unpaid dividends and, if the series of the AFC Preferred Stock is cumulative, for all dividend periods prior to that point in time. If the amounts payable with respect to the AFC Preferred Stock of any series and any other Parity Securities are not paid in full, the holders of the AFC Preferred Stock of that series and of the Parity Securities will share proportionately in the distribution of our assets in proportion to the full liquidation preferences to which they are entitled. After the holders of AFC Preferred Stock and the Parity Securities are paid in full, they will have no right or claim to any of our remaining assets.

The sale of all or substantially all of our property and assets, our merger into or consolidation with any other corporation or the merger of any corporation into us will not be considered a dissolution, liquidation or winding up of our business or affairs.

As a savings and loan holding company, our rights, the rights of our creditors and the rights of our stockholders (including the holders of any AFC Preferred Stock offered by this prospectus and the applicable prospectus supplement) to participate in any distribution of assets of any subsidiary upon the subsidiary’s liquidation or reorganization or otherwise is subject to the prior claims of preferred equity holders and creditors of such subsidiary (including depositors, in the case of Astoria Federal), except to the extent that we may be recognized as a creditor with recognized claims against the subsidiary. Accordingly, the AFC Preferred Stock will be effectively subordinated to all existing and future liabilities of our present and future subsidiaries (including Astoria Federal’s deposit liabilities).

Redemption.  We may provide that a series of the AFC Preferred Stock may be redeemable, in whole or in part, at our option, with prior approval of the FRB, if required. In addition, a series of AFC Preferred Stock may be subject to mandatory redemption pursuant to a sinking fund or otherwise. The redemption provisions that may apply to a series of AFC Preferred Stock, including the redemption dates and the redemption prices for that series, will be described in the prospectus supplement.

In the event of partial redemptions of AFC Preferred Stock, whether by mandatory or optional redemption, our Board of Directors will determine the method for selecting the shares to be redeemed, which may be by lot or pro rata or by any other method determined to be equitable.

On or after a redemption date, unless we default in the payment of the redemption price, dividends will cease to accrue on shares of AFC Preferred Stock called for redemption. In addition, all rights of holders of the shares will terminate except for the right to receive the redemption price.

Unless otherwise specified in the applicable prospectus supplement for any series of AFC Preferred Stock, if any dividends on any other series of AFC Preferred Stock ranking equally as to payment of dividends and liquidation rights with such series of AFC Preferred Stock are in arrears, no shares of any such series of AFC Preferred Stock may be redeemed, whether by mandatory or optional redemption, unless all shares of AFC Preferred Stock are redeemed, and we will not purchase any shares of such series of AFC Preferred Stock. This requirement, however, will not prevent us from acquiring such shares pursuant to a purchase or exchange offer made on the same terms to holders of all such shares outstanding.

Voting Rights.  Unless otherwise described in the applicable prospectus supplement, holders of the AFC Preferred Stock will have no voting rights except as otherwise required by law or in our Certificate of Incorporation. If the holders of a series of AFC Preferred Stock are entitled to vote and the applicable prospectus supplement does not state otherwise, then each share of AFC Preferred Stock will have one vote. For any series of AFC Preferred Stock having one vote per share, the voting power of the series, on matters on which holders of that series and holders or any other series of AFC Preferred Stock are entitled to vote as a single class, will solely depend on the total number of shares in that series and not the aggregate liquidation preference or initial offering price.

Under regulations adopted by the OCC, if the holders of any series of the AFC Preferred Stock are or become entitled (i) to vote for the election of directors or (ii) to vote or to direct the conduct of the operations or other significant policies of the Company, such series may then be deemed a class of voting stock. Any company that acquires such control becomes a savings and loan holding company subject to registration, examination and regulation by the FRB. Pursuant to federal regulations, control of a savings institution is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of the institution or the ability to control the election of a majority of the directors of an institution. Moreover, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock, or of more than 25% of any class of stock of a savings institution, where certain enumerated “control factors” are also present in the acquisition. See “— Common Stock — Regulatory Restrictions — Change of Control Regulations” above for more information.

Exchangeability.  We may provide that the holders of shares of AFC Preferred Stock of any series may be required at any time or at maturity to exchange those shares for our notes (as defined below). The applicable prospectus supplement will specify the terms of any such exchange.

Conversion.  The applicable prospectus supplement relating to a series of convertible AFC Preferred Stock will describe the terms on which shares of that series are convertible into shares of AFC Common Stock or a different series of AFC Preferred Stock.

DESCRIPTION OF DEPOSITARY SHARES

We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If so, we will issue depositary receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred stock, and will enter into a deposit agreement with a depositary, which will be named in the related prospectus supplement.

The following description, together with the applicable prospectus supplements, summarizes certain terms and provisions of the depositary shares that we may offer under this prospectus and the related deposit agreements and depositary receipts. The following summary relates to terms and conditions applicable to these types of securities generally. The particular terms of any series of depositary shares will be those set forth in the applicable deposit agreement and summarized in the applicable prospectus supplement. If indicated in the applicable prospectus supplement, the terms of any series may differ from the terms summarized below.

Specific deposit agreements and depositary receipts will contain additional important terms and provisions and will be incorporated by reference into the registration statement which includes this prospectus before we issue any depositary shares. The descriptions herein and in the applicable prospectus supplement do not restate those agreements and receipts in their entirety and do not contain all of the information that you may find useful or that may be important to you. You should refer to the provisions of the applicable deposit agreement and deposit certificate because they, and not the summaries, define your rights as holders of the depositary shares. For more information, please review the forms of these documents, which will be filed with the SEC promptly after the offering of depositary shares or depositary share units and will be available as described under the heading “Where You Can Find More Information” above.

General

Each holder of a depositary share will be entitled, in proportion to the fraction of preferred stock represented by that depositary share, to the rights and preferences of the preferred stock, including dividend, voting, redemption, conversion and liquidation rights, if any.

In order to issue depositary shares, we will issue preferred stock and immediately deposit these shares with the depositary. The depositary will then issue and deliver depositary receipts to the persons who purchase depositary shares. Each whole depositary share issued by the depositary may represent a fraction of a share held by the depositary. The depositary will issue depositary receipts in a form that reflects whole depositary shares, and each depositary receipt may evidence any number of whole depositary shares.

The applicable prospectus supplement will identify the depositary’s corporate trust office. Unless the prospectus supplement indicates otherwise, the depositary will act as transfer agent and registrar for depositary receipts, and if we redeem shares of preferred stock, the depositary will act as redemption agent for the corresponding depositary receipts.

Dividends and Other Distributions

The depositary will distribute all cash and non-cash dividends and distributions it receives with respect to the underlying preferred stock to the record holders of depositary shares in proportion to the number of depositary shares they hold. In the case of non-cash distributions, the depositary may determine that it is not feasible to make the distribution. If so, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders. The amounts distributed by the depositary will be reduced by any amount required to be withheld by us or the depositary on account of taxes.

Redemption of Depositary Shares

If we redeem the series of preferred stock that underlies the depositary shares, the depositary will redeem the depositary shares from the proceeds it receives from the redemption of the preferred stock it holds. The depositary will redeem the number of depositary shares that represent the amount of underlying preferred stock that we have redeemed. The redemption price for depositary shares will be in proportion to the redemption price per share that we paid for the underlying preferred stock. If we redeem less than all of the depositary shares, the depositary will select which depositary shares to redeem by lot, or some substantially equivalent method.

After a redemption date is fixed, the depositary shares to be redeemed no longer will be considered outstanding. The rights of the holders of the depositary shares will cease, except for the rights to receive money or other property upon redemption. In order to redeem their depositary shares, holders will surrender their depositary receipts to the depositary.

Voting the Preferred Stock

We will notify the depositary about any meeting at which the holders of preferred stock are entitled to vote, and the depositary will mail the information to the record holders of depositary shares related to that preferred stock. Each record holder of depositary shares on the record date will be entitled to instruct the depositary on how to vote the shares of preferred stock represented by that holder’s depositary shares. The depositary will vote the preferred stock represented by the depositary shares in accordance with these instructions, provided the depositary receives these instructions sufficiently in advance of the meeting. If the depositary does not receive instructions from the holders of the depositary shares, the depositary will abstain from voting the preferred stock that underlies those depositary shares.

Withdrawal of Preferred Stock

When a holder surrenders depositary receipts at the corporate trust office of the depositary, and pays any necessary taxes, charges or other fees, the holder will be entitled to receive the number of whole shares of the related series of preferred stock, and any money or other property, if any, represented by the holder’s depositary shares. Once a holder exchanges depositary shares for whole shares of preferred stock, that holder cannot “re-deposit” these shares of preferred stock with the depositary, or exchange them for depositary shares. If a holder delivers depositary receipts that represent a number of depositary shares that exceeds the number of whole shares of related preferred stock the holder seeks to withdraw, the depositary will issue a new depositary receipt to the holder that evidences the excess number of depositary shares.

Amendment and Termination of the Deposit Agreement

We and the depositary can agree, at any time, to amend the form of depositary receipt and any provisions of the depositary receipt and any provisions of the deposit agreement. However, if an amendment has a material adverse effect on the rights of the holders of related depositary shares, the holders of at least 66 2/3% of the depositary shares then outstanding must first approve the amendment. Every holder of a depositary receipt at the time an amendment becomes effective will be bound by the amended deposit agreement. However, subject to any conditions in the deposit agreement or applicable law, no amendment can impair the right of any holder of a depositary share to receive shares of the related preferred stock, or any money or other property represented by the depositary shares, when they surrender their depositary receipts.

We can terminate the deposit agreement at any time, as long as the depositary mails notice of termination to the record holders of depositary shares then outstanding at least 30 days prior to the date fixed for termination. Upon termination, the depositary shall deliver to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, such number of whole or fractional shares of preferred stock as is represented by the depositary shares evidenced by such depositary receipts, together with any other property held by the depositary with respect to such depositary receipt.

Charges of Depositary

We will pay all transfer and other taxes and the government charges that relate solely to the depositary arrangements. We will also pay the charges of each depositary, including charges in connection with the initial deposit of the related series of preferred stock, the initial issuance of the depositary shares, and all withdrawals of shares of the related series of preferred stock. However, holders of depositary receipts will pay the fees and expenses of the depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the deposit agreement.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering a notice to us of its election to do so. We may remove the depositary at any time by providing notice. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. The successor depositary must, generally, be appointed within 60 days after delivery of the notice of resignation or removal and be a person with a principal office in the United States and having a combined capital and surplus (along with its affiliates) of at least $50 million.

Notices

We will be required to furnish certain information to the holders of the preferred stock underlying any depositary shares. The depositary, as the holder of the underlying preferred stock, will forward any report or information it receives from us to the holders of depositary shares.

Limitation of Liability

Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our obligations. Our obligations and those of the depositary will be limited to use of best judgment and performance in good faith of our and its respective duties under the deposit agreement. We and the depositary will be liable only for gross negligence, willful misconduct, fraud or bad faith in performing of our respective duties under the deposit agreement. We and the depositary will not be obligated to appear in, prosecute or defend any legal proceeding with respect to any depositary receipts, depositary shares or preferred stock unless such party receives what, in its sole discretion, determine to be a satisfactory indemnity from one or more holders of the depositary shares. We and the depositary will evaluate any proposed indemnity in order to determine whether the financial protection afforded by the indemnity is sufficient to reduce each party’s risk to a satisfactory and customary level. We and the depositary may rely upon written advice of counsel or accountants, on information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Title

The depositary may treat the registered owner of any depositary share as the absolute owner of the depositary shares for all purposes, including making payment, regardless of whether any payment in respect of the depositary share is overdue and regardless of any notice to the contrary.

DESCRIPTION OF SENIOR NOTES DUE 2017

We may offer Senior Notes due 2017, referred to as the notes. The notes will be issued under an indenture to be dated the date of issuance, referred to as the Indenture, between us and Wilmington Trust, National Association, a national banking association, as trustee, referred to as the Trustee or Wilmington Trust. The Trustee’s main role is to enforce your rights against us if we default.

The following description sets forth certain general terms and provisions of the notes. The particular terms of the notes offered by any prospectus supplement will be described in the related prospectus supplement. The following summaries of the notes are not complete. We urge you to read the Indenture that is filed with the SEC and the description of the additional terms of the notes included in the prospectus supplement. Accordingly, for a description of the terms of a particular issue of the notes, reference must be made to the related prospectus supplement and the Indenture as well as to the following description. Wherever we refer to particular sections or defined terms of the Indenture, it is our intent that those sections or defined terms will be incorporated by reference in this prospectus.

As a savings and loan holding company, our rights, the rights of our creditors (including holders of the notes) and the rights of our stockholders to participate in any distribution of assets of any subsidiary upon the subsidiary’s liquidation or reorganization or otherwise is subject to the prior claims of preferred equity holders and creditors of such subsidiary (including depositors, in the case of Astoria Federal), except to the extent that we may be recognized as a creditor with recognized claims against the subsidiary. Our obligations under the notes will not be guaranteed by any of our subsidiaries. Accordingly, the notes will be effectively subordinated to all existing and future liabilities of our present and future subsidiaries (including Astoria Federal’s deposit liabilities). In addition, as a holding company, we rely primarily on dividends from Astoria Federal to make payments on our notes and to pay other corporate expenses. Dividend payments from Astoria Federal are subject to regulatory limitations, generally based on current and retained earnings, imposed by the OCC and the FRB.

General

The Indenture will not limit or otherwise restrict the amount of other indebtedness which we may incur or other securities which we or our subsidiaries may issue, including indebtedness which may rank senior to the notes. We may, without notice to or the consent of the holders of notes, but in compliance with the terms of the Indenture, issue additional notes having the same ranking, interest rate, maturity date and other terms as the notes. Any such additional notes, together with the notes being issued hereby, will constitute a single series under the Indenture; provided, however, that no additional notes may be issued unless they will be fungible with the notes offered hereby for United States federal income tax and securities law purposes; and provided, further, that the additional notes have the same CUSIP number as the notes offered hereby. No additional notes may be issued if any event of default (as defined below) has occurred and is continuing with respect to the notes.

You should read the prospectus supplement relating to the particular notes being offered for specific terms relating to the offering not otherwise described herein. These terms will include some or all of the following:

•	the aggregate principal amount of the notes which may be issued under the Indenture;
•	the principal amount payable, whether at maturity or upon earlier acceleration;
•	whether the notes will be issued as “original issue discount securities” (as defined below);
•	the date in 2017 on which the principal of the notes is payable;
•	the fixed interest rate or rates per annum;
•	the date from which any interest will accrue;
•	the interest payment dates;
•	the price or prices at which the notes will be issued, which may be expressed as a percentage of the aggregate principal amount of those notes; and
•	any other terms of the notes which are not inconsistent with the provisions of the Indenture.

The notes may be issued as “original issue discount securities” which bear no interest or interest at a rate which, at the time of issuance, is below market rates and which will be sold at a substantial discount below their principal amount. If the maturity of any original issue discount security is accelerated, the amount payable to the holder of the security will be determined by the applicable prospectus supplement, the terms of the security and the relevant indenture, but may be an amount less than the amount payable at the maturity of the principal of that original issue discount security. Special federal income tax and other considerations relating to original issue discount securities will be described in the applicable prospectus supplement.

You should be aware that other special federal income tax, accounting and other considerations may apply to the notes. The prospectus supplement relating to the notes will describe these considerations.

Please review the applicable prospectus supplement or pricing supplement you will receive for the terms of the specific notes we are offering.

The notes will mature on such date in 2017 as will be set forth in the applicable prospectus supplement. The notes will not be subject to, or entitled to the benefits of, a sinking fund or repurchase by us at the option of the holders. The notes will be issued only in fully registered book-entry form without coupons and in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will not be listed on any securities exchange. The notes will be issued pursuant to the Indenture.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders have rights under the Indenture. Payment of the principal of, and interest on, the notes represented by a global note registered in the name of or held by The Depository Trust Company, referred to as DTC, or its nominee will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered owner and holder of such global note.

The Indenture contains no covenants or restrictions restricting the incurrence of debt by us or by our subsidiaries. The Indenture contains no financial covenants and does not restrict us from paying dividends or issuing or repurchasing other securities, and does not contain any provision that would provide protection to the holders of the notes against a sudden and dramatic decline in credit quality resulting from a merger, takeover, recapitalization or similar restructuring or any other event involving us or our subsidiaries that may adversely affect our credit quality, except to the extent described under the headings “— Merger, Consolidation, Sale, Lease or Conveyance” and “— Certain Covenants” below.

The notes will not be savings accounts, deposits or other obligations of any of our subsidiaries and will not be insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

Methods of Receiving Payments on the Notes

The notes will be payable as to principal and interest at the office or agency of the paying agent (which may be us), or, at our option, payment of interest may be made by check mailed to the holders of the notes at their addresses set forth in the register of holders, and provided that all payments of principal and interest with respect to notes a holder of which owns at least $50 million aggregate principal amount of notes and has given wire transfer instructions to us at least ten business days prior to the applicable payment date, will be required to be made by wire transfer of immediately available funds to the accounts specified by the holder thereof.

Optional Redemption

We may, at our option, at any time on or after the date that is 30 days prior to the maturity date, redeem the notes in whole or in part on not less than 30 nor more than 60 days prior notice mailed to the holders of the notes. The notes will be redeemable at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest on the principal amount of notes being redeemed to the date of redemption.

Unless we default in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

Selection and Notice.  If less than all of the notes are to be redeemed at any time, the Trustee shall select the notes to be redeemed among the holders of the notes, on a pro rata basis, by lot or in accordance with any other method the Trustee deems fair and appropriate, subject to the rules and procedures of DTC. Notes and portions of notes selected shall be in amounts of $2,000 or whole multiples of $1,000, except that, if all of the notes of a holder are to be redeemed, the entire outstanding amount of notes held by such holder, even in not a multiple of $1,000, shall be redeemed.

Notice of redemption will be mailed by first class mail to each holder of notes to be redeemed at its registered address at least 30 but no more than 60 days before the applicable redemption date, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the Indenture.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that notice that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of any note being redeemed in part upon surrender for cancellation of the original note. Notes called for redemption become due and payable on the date fixed for redemption.

Events of Default; Waiver

An “event of default,” when used in the Indenture, means any of the following:

•	our default in the payment of any interest on the notes when due, and continuance of such default for a period of 30 days;
•	our default in the payment of any principal of the notes when due;
•	our failure to perform any other covenant or agreement in the Indenture and the continuance of such default or breach for a period of 90 days after notice to us by the Trustee or the holders of at least 25% in aggregate principal amount of the notes by notice to us (with a copy to the Trustee) specifying such failure and requiring it to be remedied;
•	a court having jurisdiction enters a decree or order for relief in respect of us or Astoria Federal in an involuntary case or preceding under any applicable bankruptcy, insolvency, reorganization or other similar law, or a decree or order adjudging us or Astoria Federal as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment, or composition of or in respect of us or Astoria Federal under any applicable federal or state law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of us or Astoria Federal or for any substantial part of our property, or ordering the winding-up or liquidation of our affairs, shall have been entered, and such decree or order remains unstayed and in effect for a period of 60 consecutive days;
•	we or Astoria Federal commence a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or any other case or proceeding to be adjudicated as bankrupt or insolvent, or consent to the entry of a decree or order for relief in an involuntary case or proceeding under any such law, or to the commencement of any bankruptcy or insolvency case or proceeding against us or Astoria Federal, or the filing by us or Astoria Federal of a petition or answer to consent seeking reorganization or relief under any such applicable federal or state law, or the consent by us or Astoria Federal to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of us or Astoria Federal or of any substantial part of our or its property, or the making by us or Astoria Federal of an assignment for the benefit of creditors, or the taking of action by us or Astoria Federal in furtherance of any such action; or
•	our default under any bond, debenture, note or other evidence of indebtedness for money borrowed by us or Astoria Federal having an aggregate principal amount outstanding of at least $50,000,000, or under any mortgage, indenture or instrument (including the Indenture) under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us or Astoria Federal having an aggregate principal amount outstanding of at least $50,000,000, whether such indebtedness now exists or is created or incurred in the future, which default (i) constitutes a failure to pay any portion of the principal of such indebtedness when due and payable after the expiration of any applicable grace period or (ii) results in such indebtedness becoming due or being declared due and payable prior to the date on which it otherwise would have become due and payable without, in the case of clause (i), such indebtedness having been discharged or, in the case of clause (ii), without such indebtedness having been discharged or such acceleration having been rescinded or annulled.

If an event of default occurs and continues, the Trustee by notice to us or the holders of at least 25% in aggregate principal amount of the outstanding notes by notice to us (with a copy to the Trustee) may declare the entire principal of and all accrued but unpaid interest on all the notes to be due and payable immediately. Subject to certain conditions, but before a judgment or decree for payment of the money due has been obtained, such declaration and its consequences may be rescinded and annulled by the holders of a majority in principal amount of the outstanding notes.

The Indenture also provides that the holders of a majority in principal amount of the notes may waive any existing default with respect to the notes and its consequences, except a default in the payment of the principal of and interest on the notes.

The holders of a majority in principal amount of the notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines may be unduly prejudicial to the holders of the notes not joining in the direction or that may involve the Trustee in personal liability. In addition, the Trustee may take any other action it deems proper that is not inconsistent with any such direction received from the holders of the notes. The Trustee shall not be obligated to take any action at the direction of holders unless such holders have provided to the Trustee security or indemnity satisfactory to the Trustee.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an event of default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any holders of notes unless such holders have offered to the Trustee reasonable indemnification. Except to enforce the right to receive payment of principal, premium, if any, or interest, when due, no holder of a note may pursue any remedy with respect to the Indenture or such note unless:

•	such holder has previously given the Trustee written notice of a continuing event of default;
•	holders of at least 25% in aggregate principal amount of the outstanding notes have made a written request to the Trustee to pursue the remedy;
•	such holders provide to the Trustee security or indemnity acceptable to the Trustee against any loss, liability or expense;
•	the Trustee has not complied with such request within 60 days after receipt of the request and the provision of security or indemnity acceptable to the Trustee; and
•	the holders of a majority in aggregate principal amount of the outstanding notes do not give the Trustee a direction inconsistent with the request within such 60-day period.

Except in the case of a default or event of default in payment of principal of and interest on any note, the Trustee may withhold notice of a default or event of default if and so long as a committee of its responsible officers in good faith determines that withholding the notice is in the interests of the holders of the notes. We are required to deliver to the Trustee annually a statement from our applicable officers regarding whether or not they have knowledge of any default or event of default. Within 30 days of any applicable officer becoming aware of any default or event of default, such officer is required to deliver to the Trustee a statement specifying such default or event of default. For purposes of this paragraph, “default” means any event which is, or after notice or lapse of time or both would become, an event of default under the Indenture with respect to the notes.

Ranking

The notes will be senior unsecured indebtedness of Astoria Financial Corporation and rank equally with our other senior unsecured indebtedness and will be effectively subordinate to our secured indebtedness. Since we are a holding company, our rights and the rights of our creditors, including holders of the notes, to participate in any distribution of the assets of our subsidiaries, upon a subsidiary’s dissolution, winding-up, liquidation or reorganization or otherwise, and thus the ability of a holder of notes to benefit indirectly from such distribution, is subject to the prior claims of creditors of any such subsidiary, including, in the case of Astoria Federal, its depositors, except to the extent that we may be a creditor of such subsidiary and our claims are recognized. Claims on our subsidiaries by creditors other than us may include claims with respect to long-term debt and substantial obligations with respect to deposit liabilities, federal funds purchased, securities sold under repurchase agreements, other short-term borrowings and various other financial obligations. There are legal limitations on the extent to which some of our subsidiaries may extend credit, pay dividends or otherwise supply funds to, or engage in transactions with, us or some of our other subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due under our contracts or otherwise to make any funds available to us. Accordingly, the notes will be structurally subordinated to all existing and future liabilities of our subsidiaries.

Paying Agent and Registrar

The Trustee will initially act as paying agent and registrar. We may change the paying agent or registrar for the notes without prior notice to the holders of the notes, and we or any of our subsidiaries may act as paying agent or registrar.

Payment and Place of Payment

The notes will be payable as to principal, premium, if any, and interest at the office or agency of the paying agent, or, at our option, we may pay any interest by check mailed to the holders of the notes at their addresses set forth in the register of holders. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Merger, Consolidation, Sale, Lease or Conveyance

We will not merge or consolidate with or merge into any person, or sell, lease or convey, in a single transaction or in a series of transactions, all or substantially all of our assets to any person, unless:

•	we are the continuing corporation, or the successor corporation or the person that acquires all or substantially all of our assets is a corporation organized and existing under the laws of the United States or a state thereof or the District of Columbia and expressly assumes all our obligations under the notes and the Indenture or assumes such obligations as a matter of law;
•	immediately after giving effect to such merger, consolidation, sale lease or conveyance there is no default (as defined above) or event of default under the Indenture; and
•	we shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that the transaction complies with the terms of the Indenture and that all conditions precedent in the Indenture provided for relating to such transaction have been complied with.

Upon any such consolidation or merger, sale, lease or conveyance, the successor corporation formed, or into which we are merged or to which such sale, conveyance or transfer is made, shall succeed to, and be substituted for, us under the Indenture with the same effect as if it had been an original party to the Indenture. As a result, we will be released from all our liabilities and obligations under the Indenture and under the notes.

Although there is a limited body of case law interpreting the phrase “substantially all” and similar phrases, there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “substantially all” the property or assets of a person.

Certain Covenants

Subject to certain exceptions, the Indenture:

•	prohibits us and Astoria Federal from, directly or indirectly, selling or otherwise disposing of shares of voting capital stock, or securities convertible into voting capital stock, or options, warrants or rights to subscribe for or purchase voting capital stock of Astoria Federal; and
•	prohibits Astoria Federal from issuing, selling or otherwise disposing of any shares of its voting capital stock or securities convertible into its voting capital stock or options, warrants or rights to subscribe for or purchase its voting capital stock;

unless we will own, directly or indirectly, at least 80% of the issued and outstanding voting stock of Astoria Federal after giving effect to that transaction. The covenant described in the preceding sentence does not apply to any transaction of the type described above under “— Merger, Consolidation, Sale, Lease or Conveyance.” Furthermore, we will not permit Astoria Federal to:

•	merge or consolidate with or into any corporation or other person, unless we are the surviving corporation or person, or unless we will own, directly or indirectly, at least 80% of the surviving corporation’s issued and outstanding voting stock; or
•	lease, sell, assign or transfer all or substantially all of its properties and assets to any corporation or other person (other than us), unless we will own, directly or indirectly, at least 80% of the issued and outstanding voting stock of that corporation or other person.

However, we may agree to any such merger or consolidation or sale, lease, assignment or transfer of securities, properties or assets if: (i) required by law, such lease, sale, assignment or transfer of securities is made to any person for the purpose of the qualification of such person to serve as a director; (ii) such lease, sale, assignment or transfer of securities is made by us or any of our subsidiaries acting in a fiduciary capacity for any person other than us or any of our subsidiaries; (iii) made in connection with the consolidation of us with or the sale, lease or conveyance of all or substantially all of the assets of us to, or merger of us with or into any other person (as to which the covenant described above under the heading “— Merger, Consolidation, Sale, Lease or Conveyance” shall apply); (iv) it is required by any law or any rule, regulation or order of any governmental agency or authority; or (v) it is required as a condition imposed by any law or any rule, regulation or order of any governmental agency or authority to the acquisition by us of another entity; provided that in the case of (v) only, after giving effect to such acquisition, (y) at least 80% of the issued and outstanding voting stock of such entity will be owned, directly or indirectly, by us and (z) our consolidated assets will be at least equal to 70% of our consolidated assets prior to the acquisition. These covenants will not prohibit us or Astoria Federal from selling or transferring assets pursuant to any securitization transaction or pledging any assets to secure borrowings incurred in the ordinary course of business, including, without limitation, to secure advances from the Federal Home Loan Bank of New York and reverse repurchase agreements.

Furthermore, for so long as the notes are outstanding, we will not, nor will we permit Astoria Federal to, incur debt secured by any shares of voting stock of Astoria Federal (or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of that voting stock) without making effective provision for securing the notes equally and ratably with that secured debt. However, this covenant will not apply to the extent that we continue to own at least 80% of the issued and outstanding voting stock of Astoria Federal (treating that encumbrance as a transfer of those shares to the secured party). The foregoing restriction does not apply to any:

•	pledge, encumbrance or lien to secure our indebtedness or the indebtedness of a subsidiary as part of the purchase price of such shares of voting stock, or incurred prior to, at the time of or within 120 days after acquisition thereof for the purpose of financing all or any part of the purchase price thereof;
•	lien for taxes, assessments or other government charges or levies (i) which are not yet due or payable without penalty, (ii) which we are contesting in good faith by appropriate proceedings so long as we have set aside on our books such reserves as shall be required in respect thereof in conformity with generally accepted accounting principles or (iii) which secure obligations of less than $1 million in amount;
•	lien of any judgment, if that judgment (i) is discharged, or stayed on appeal or otherwise, within 60 days, (ii) is currently being contested in good faith by appropriate proceedings so long as we have set aside on our books such reserves as shall be required in respect thereof in conformity with generally accepted accounting principles or (iii) involves claims of less than $1 million; or
•	any pledge or lien on the voting stock of Astoria Federal to secure a loan or other extension of credit by any of our subsidiaries subject to Section 23A of the Federal Reserve Act.

The holders of no less than a majority in aggregate principal amount of the notes may waive compliance in a particular instance by us with any provision of the Indenture or the notes, including the foregoing covenants, except as otherwise stated below under “— Modification of the Indenture.”

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all notes, when:

(1)	either:
(i)	all notes have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment has been deposited in trust and thereafter repaid to us, have been delivered to the Trustee for cancellation; or
(ii)	all notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or shall become due and payable within one year and we have irrevocably deposited with the Trustee, in trust, for the benefit of the holders of the notes, cash in United States dollars and/or non-callable government securities in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge the entire indebtedness on the notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest, to the date of maturity or redemption;
(2)	we have paid all sums payable by us under the Indenture with respect to the notes;
(3)	we have delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be; and
(4)	we have delivered to the Trustee an officers’ certificate and an opinion of counsel stating that the conditions precedent to the satisfaction and discharge of the notes have been satisfied.

Legal Defeasance and Covenant Defeasance

Legal Defeasance.  We will be deemed to have paid and will be discharged from any and all obligations in respect of the notes on the 91st day after we have made the deposit referred to below, and the provisions of the Indenture will cease to be applicable with respect to the notes (except for, among other matters, certain obligations to register the transfer of or exchange of the notes, to replace stolen, lost or mutilated notes, to maintain paying agencies and to hold funds for payment in trust) if:

(1)	we have deposited with the Trustee, in trust, cash in United States dollars and/or certain non-callable government securities that will provide funds in amount sufficient, in the opinion of a nationally recognized public accounting firm, to pay the principal, premium, if any, and accrued interest on the notes at the time such payments are due in accordance with the terms of the Indenture;
(2)	we have delivered to the Trustee:
(i)	an opinion of counsel to the effect that holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance had not occurred, which opinion of counsel must be based upon a ruling of the Internal Revenue Service to the same effect or a change in applicable federal income tax law or related treasury regulations after the date of the Indenture; and
(ii)	an opinion of counsel to the effect that the defeasance trust does not constitute an “investment company” within the meaning of the Investment Company Act of 1940 and, after the passage of 91 days following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;
(3)	no default (as defined above) or event of default will have occurred and be continuing on the date of such deposit, or insofar as events of default due to certain events of bankruptcy, insolvency or reorganization in respect of us are concerned, during the period ending on the 91st day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other material agreement or instrument to which we are a party or by which we are bound;
(4)	we shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that, subject to certain assumptions and exclusions, all conditions precedent provide for or relating to the defeasance have been complied with; and
(5)	the Trustee shall have received such other documents, assurances and opinions of counsel as the Trustee shall have reasonably required.

Covenant Defeasance.  We will not need to comply with certain restrictive covenants, and the provisions of the Indenture will cease to be applicable with respect to an event of default under the notes other than an event of default due to our failure to pay the principal of or interest on the notes when due, upon:

(1)	the satisfaction of the conditions described in clauses 1, 2(ii), 3, 4 and 5 of the preceding paragraph; and
(2)	our delivery to the Trustee of an opinion of counsel to the effect that the holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such defeasance had not occurred.

If we exercise our option to omit compliance with certain provisions of the Indenture as described in the immediately preceding paragraph and the notes are declared due and payable because of the occurrence of an event of default that remains applicable, the amount of money and/or non-callable government securities on deposit with the Trustee may not be sufficient to pay amounts due on the notes at the time of acceleration resulting from such event of default. In such event, we will remain liable for such payments.

Modification of the Indenture

Except as set forth below, modification and amendment of the Indenture as applicable to the notes may be made only with the consent of the holders of not less than a majority in principal amount of the notes then outstanding voting as a single class.

No modification or amendment of the Indenture as applicable to the notes may, without the consent of each holder affected thereby, do any of the following (with respect to any notes held by a non-consenting holder):

•	change the stated maturity of the principal of, or interest on, any note;
•	reduce the principal amount of any note or reduce the rate of, or extend or change the time for payment of, interest on the any note;
•	change the place or currency of payment of principal, premium, if any, or interest on any note;
•	reduce any amount payable upon the redemption of any note;
•	impair the right to institute suit for the enforcement of any payment on or with respect to any note;

•	reduce the percentage in principal amount of outstanding notes the consent of whose holders is required for modification or amendment of the Indenture;
•	reduce the percentage in principal amount of outstanding notes necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; or
•	modify such provisions with respect to modification and waiver.

We and the Trustee may modify or amend the Indenture as applicable to the notes, without the consent of any holder of the notes, for any of the following purposes:

•	to cure any ambiguity, defect or inconsistency;
•	to provide for uncertificated notes in addition to or in place of definitive notes or to alter certain provisions relating to the notes in the Indenture in a manner that does not adversely affect any holder of any note;
•	to provide for the assumption of our obligations by a successor in accordance with the covenant described above under “— Merger, Consolidation, Sale, Lease or Conveyance;”
•	to conform the text of the Indenture or the notes to any provision of the “Description of the Notes” section in a prospectus supplement;
•	to supplement any of the provisions of the Indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of any note as described above under “— Satisfaction and Discharge” and “— Legal Defeasance and Covenant Defeasance;”
•	to make any change that would provide any additional rights or benefits to the holders of the notes;
•	to make any change that is not inconsistent with the Indenture and does not adversely affect the legal rights thereunder of any holder of a note; or
•	to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act of 1939, as amended, referred to as the Trust Indenture Act.

Subject to the requirements for the holders to waive a default and to pursue a remedy with respect to the Indenture or the notes and the rights of any holder of a note to receive payment of principal of, premium, if any, on and interest on such note, holders of a majority in aggregate principal amount of the notes voting as a single class may waive compliance in a particular instance by us with any provision of the Indenture or the note, except as otherwise stated above.

Outstanding Notes; Determinations of Holders’ Actions

Notes outstanding at any time are the notes authenticated by the Trustee except for those cancelled by it, those mutilated, destroyed, lost or stolen that have been replaced by the Trustee, those delivered to the Trustee for cancellation and those described below as not outstanding. A note does not cease to be outstanding because we or an affiliate of us holds the note; provided, however, that in determining whether the holders of the requisite principal amount of notes have given or concurred in any request, demand, authorization, direction, notice, consent, amendment or waiver, notes owned by us or an affiliate of us will be disregarded and deemed not to be outstanding. If the paying agent holds on a redemption date money or securities sufficient to pay notes payable on that date, then immediately after such redemption date such notes will cease to be outstanding.

The Trustee may make reasonable rules for action by or at a meeting of holders of the notes. The registrar or paying agent may make reasonable rules and set reasonable requirements for its functions.

Limitation on Individual Liability

No director, officer, employee, incorporator or stockholder of us, as such, will have any liability for any obligations of us under the notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of a note, by accepting a note waives and releases such liability. The waiver and release are part of the consideration for the issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws.

Trustee

Wilmington Trust will act as trustee for the notes under the Indenture, as permitted by the terms thereof. At all times, the Trustee must be organized and doing business under the laws of the United States or any state thereof, and must comply with the applicable requirements under the Trust Indenture Act. The Trustee may resign at any time by giving us written notice and may be removed as Trustee with respect to the notes:

•	by notification in writing by the holders of a majority in aggregate principal amount of the outstanding notes; or
•	by us if it (i) fails to comply with the obligations imposed upon it under the Trust Indenture Act; (ii) is not organized and doing business under the laws of the United States or any state thereof; (iii) becomes incapable of acting as Trustee; (iv) a court takes certain actions with respect to such Trustee relating to bankruptcy or insolvency.

If the Trustee resigns or is removed or if a vacancy exists in the office of the Trustee for any reason, we will promptly appoint a new Trustee. A resignation or removal of the Trustee will become effective only upon the successor Trustee’s acceptance of appointment in writing. The successor Trustee will mail a notice of its succession to holders of the notes.

The occurrence of any default under the Indenture could create a conflicting interest for the Trustee under the Trust Indenture Act. If that default has not been cured or waived within 90 days after the Trustee has or acquired a conflicting interest, the Trustee would generally be required by the Trust Indenture Act to eliminate that conflicting interest or resign as Trustee with respect to the notes issued under the Indenture. If the Trustee resigns, we are required to promptly appoint a successor trustee with respect to the affected securities.

The Trust Indenture Act also imposes certain limitations on the right of the Trustee, as a creditor of ours, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any cash claim or otherwise. The Trustee will be permitted to engage in other transactions with us, provided that, if it acquires a conflicting interest within the meaning of Section 310 of the Trust Indenture Act, it must generally either eliminate that conflict or resign.

Wilmington Trust and/or certain of its affiliates have in the past and may in the future provide banking, investment and other services to us. A trustee under the Indenture may act as trustee under any of our other indentures.

Notices

Any notices required to be given to the holders of the notes will be given to DTC, and DTC will communicate these notices to DTC participants in accordance with its standard procedures.

International Offering

If specified in the applicable prospectus supplement, we may issue notes outside the United States. Those notes will be described in the applicable prospectus supplement. In connection with any offering outside the United States, we will designate paying agents, registrars or other agents with respect to the notes, as specified in the applicable prospectus supplement.

We will describe in the applicable prospectus supplement whether our notes issued outside the United States: (i) may be subject to certain selling restrictions; (ii) may be listed on one or more foreign stock exchanges; and (iii) may have special United States tax and other considerations applicable to an offering outside the United States.

Governing Law

The Indenture and the notes are governed by and will be construed in accordance with the laws of the State of New York.

Form, Denomination, Book-Entry Procedures and Transfers

General.  The notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 thereof. The notes will be issued on the issue date therefor only against payment in immediately available funds.

The notes initially will be represented by one or more permanent global certificates (which may be subdivided) in definitive fully registered form without interest coupons, referred to as the global notes. The global notes will be deposited with, or on behalf of, DTC and will be registered in the name of DTC or its nominee. Investors may hold their beneficial interests in a global note directly through DTC or indirectly through organizations which are participants in the DTC system.

Except as set forth in this prospectus, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below under “— Exchange of Book Entry Notes for Certificated Notes.” Transfer of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct and indirect participants, which may change from time to time.

Depositary Procedures.  The following description of the operations and procedures of DTC are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them.

We do not take any responsibility for these operations and procedures and urge investors to contact the systems or their participants to directly discuss these matters. DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations, referred to as participants, and to facilitate the clearance and settlement of transactions in those securities between participants through electronic, computerized book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include both U.S. and non-U.S. securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Indirect access to DTC’s system is also available to banks, securities brokers, dealers, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant, either directly or indirectly, referred to as indirect participants. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of participants and indirect participants.

DTC has advised us that, pursuant to procedures established by it:

•	upon deposit of the global notes, DTC will credit the accounts of participants designated by the underwriters with portions of the principal amount of the global notes; and
•	ownership of interests in the global notes will be shown on, and the transfer of ownership of the global notes will be effected only through, records maintained by DTC (with respect to participants) or by participants and indirect participants (with respect to other owners of beneficial interests in the global notes).

Upon issuance, a holder may hold its interests in the global notes directly through DTC if it is a participant, or indirectly through organizations that are participants or indirect participants. The depositaries, in turn, will hold interests in the notes in customers’ securities accounts in the depositaries’ names on the books of DTC.

All interests in a global note will be subject to the procedures and requirements of DTC. The laws of some jurisdictions require that certain persons take physical delivery in certificated form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to those persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a global note to pledge its interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of its interests, may be affected by the lack of a physical certificate evidencing its interests. For certain other restrictions on the transferability of the notes, see “— Exchange of Book Entry Notes for Certificated Notes.”

Except as described below, owners of interests in the global notes will not have notes registered in their name, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders thereof under the Indenture for any purpose.

Payments on the global notes registered in the name of DTC, or its nominee, will be payable in immediately available funds by the Trustee (or the paying agent if other than the trustee) to DTC or its nominee in its capacity as the registered holder under the Indenture. We and the Trustee, as applicable, will treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Neither the Trustee nor any agent thereof has or will have any responsibility or liability for:

•	any aspect of DTC’s records or any participant’s or indirect participant’s records relating to, or payments made on account of, beneficial ownership interests in the global notes, or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global notes; or
•	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of the relevant security as shown on the records of DTC, unless DTC has reason to believe it will not receive payment on such payment date. Payments by participants and indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of participants or indirect participants and will not be the responsibility of DTC, the Trustee, as applicable, or us.

Neither we nor the Trustee will be liable for any delay by DTC or any of its participants or indirect participants in identifying the beneficial owners of the notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Redemption notices shall be sent to DTC or its nominee.

Initial settlement for the notes will be made in immediately available funds. Any secondary market trading activity in interests in the global notes will settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will settle in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants who have an interest in DTC’s global notes in respect of the portion of the principal amount of the notes as to which the participant or participants has or have given direction. However, if an event of default exists under the Indenture, DTC reserves the right to exchange the global notes for notes in certificated form and to distribute the certificated notes to its participants.

We believe that the information in this section concerning DTC and its book-entry system has been obtained from reliable sources, but we do not take responsibility for the accuracy of this information. Although DTC will agree to the procedures described in this section to facilitate transfers of interests in the global notes among participants in DTC, DTC is not obligated to perform or to continue to perform these procedures, and these procedures may be discontinued at any time by giving reasonable notice. Neither we nor the Trustee will have any responsibility or liability for any aspect of the performance by DTC or its participants or indirect participants of any of their respective obligations under the rules and procedures governing their operations or for maintaining, supervising or reviewing any records relating to the global notes that are maintained by DTC or any of its participants or indirect participants.

Exchange of Book-Entry Notes for Certificated Notes

A global note is exchangeable for certificated notes in definitive, fully registered form without interest coupons if:

•	DTC notifies the Trustee that it is unwilling or unable to continue as depositary for the global notes and the Trustee fails to appoint a successor depositary within 90 days of receipt of DTC’s notice, or DTC has ceased to be a clearing agency registered under the Exchange Act and the Trustee fails to appoint a successor depositary within 90 days of becoming aware of this condition;
•	at our request, DTC notifies holders of the notes that they may utilize DTC’s procedures to cause the notes to be issued in certificated form, and such holders request such issuance; or
•	an event of default, or any event which after notice or lapse of time or both would be an event of default, exists under the Indenture and a request is made by DTC or one of its participants.

In addition, beneficial interests in a global note may be exchanged by or on behalf of DTC for certificated notes upon request by DTC, but only upon at least 20 days prior written notice given to the Trustee in accordance with DTC’s customary procedures. In all cases, certificated notes delivered in exchange for any global note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depository in accordance with its customary procedures.

DESCRIPTION OF WARRANTS

General

We may issue warrants to purchase AFC Common Stock or AFC Preferred Stock. We may offer warrants separately or together with one or more additional warrants, notes, AFC Preferred Stock or AFC Common Stock, or any combination of those securities in the form of units, as described in the appropriate prospectus supplement. If we issue warrants as part of a unit, the accompanying prospectus supplement will specify whether those warrants may be separated from the other securities in the unit prior to the warrants’ expiration date. We may issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the applicable prospectus supplement. The warrant agent would act solely as our agent in connection with the warrants of the series being offered and would not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The following description sets forth certain general terms and provisions of the warrants. The particular terms of the warrants offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to the warrants, will be described in the related prospectus supplement. The following summaries of the warrants are not complete. We urge you to read the warrant agreement(s) that will be filed with the SEC and the description of the additional terms of the warrants included in the prospectus supplement. Accordingly, for a description of the terms of the warrants, reference must be made to the related prospectus supplement and warrant agreement(s) as well as to the following description.

The applicable prospectus supplement will describe the following terms, where applicable, of warrants in respect of which this prospectus is being delivered:

•	the title of the warrants;
•	the designation, amount and terms of the securities for which the warrants are exercisable and the procedures and conditions relating to the exercise of such warrants;
•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each such security;
•	the price or prices at which the warrants will be issued;
•	the aggregate number of warrants;
•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;
•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;
•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;
•	if applicable, a discussion of the material federal income tax considerations applicable to the warrants;
•	the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;
•	the maximum or minimum number of warrants which may be exercised at any time;
•	whether the warrants are to be issued in registered or bearer form;
•	whether the warrants are extendible and the period or periods of such extendibility;
•	information with respect to book-entry procedures, if any;
•	the anti-dilution provision of the warrants, if any;

•	whether the warrants are to be sold separately or with other securities as parts of units; and
•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding-up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder thereof to purchase for cash the amount of shares of AFC Common Stock or AFC Preferred Stock at the exercise price as will in each case be set forth in, or be determinable as set forth in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be exercised as set forth in the applicable prospectus supplement relating to the warrants offered thereby. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the purchased securities. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Enforceability of Rights of Holders of Warrants

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, that holder’s warrant(s).

DESCRIPTION OF UNITS

We may issue units consisting of one or more notes or other securities, including AFC Common Stock, AFC Preferred Stock, warrants or any combination thereof, as described in a prospectus supplement.

The applicable prospectus supplement will describe:

•	the designation and the terms of the units and of the notes, AFC Preferred Stock, AFC Common Stock and warrants constituting the units, including whether and under what circumstances the securities comprising the units may be traded separately;
•	any additional terms of the governing unit agreement;
•	any additional provisions for the issuance, payment, settlement, transfer or exchange of the units or of the notes, AFC Preferred Stock, AFC Common Stock or warrants constituting the units; and
•	any applicable federal income tax consequences.

The terms and conditions described under “Description of Senior Notes due 2017,” “Description of Capital Stock,” “Description of Warrants” and those described below under “— Significant Provisions of the Unit Agreement” will apply to each unit and to any note, AFC Preferred Stock, AFC Common Stock or warrant included in each unit, respectively, unless otherwise specified in the applicable prospectus supplement.

We will issue the units under one or more unit agreements, each referred to as a unit agreement, to be entered into between us and a bank or trust company, as unit agent. We may issue units in one or more series, which will be described in a prospectus supplement. The following descriptions of material provisions and terms of the unit agreement and units are not complete. We urge you to read the unit agreement that will be filed with the SEC in connection with the offering of specific units for a full description, including the definition of some of the terms used in this prospectus and for other information regarding the units.

Significant Provisions of the Unit Agreement

The following terms and conditions of the unit agreement will apply to each unit and to any note, AFC Preferred Stock, AFC Common Stock or warrant included in each unit, respectively, unless otherwise specified in the applicable prospectus supplement:

Obligations of Unit Holder.  Under the terms of the unit agreement, each owner of a unit consents to and agrees to be bound by the terms of the unit agreement.

Assumption of Obligations by Transferee.  Upon the registration of transfer of a unit, the transferee will assume the obligations, if any, of the transferor under any security constituting that unit, and the transferor will be released from those obligations. Under the unit agreement, we consent to the transfer of these obligations to the transferee, to the assumption of these obligations by the transferee and to the release of the transferor, if the transfer is made in accordance with the provisions of the unit agreement.

Limitation on Actions by You as an Individual Holder.  No owner of any unit will have any right under the unit agreement to institute any action or proceeding at law or in equity or in bankruptcy or otherwise regarding the unit agreement, or for the appointment of a trustee, receiver, liquidator, custodian or other similar official, unless the owner will have given written notice to the unit agent and to us of the occurrence and continuance of a default thereunder and in the case of an event of default under the notes or the Indenture, unless the procedures, including notice to us and the trustee, described in the Indenture have been complied with.

If these conditions have been satisfied, any owner of an affected unit may then, but only then, institute an action or proceeding.

Absence of Protections against All Potential Actions.  There are no covenants or other provisions in the unit agreement providing for a put right or increased interest or otherwise that would afford holders of units additional protection in the event of a recapitalization transaction, a change of control or a highly leveraged transaction.

Modification without Consent of Holders.  We and the unit agent may amend the unit agreement without the consent of the holders to:

•	cure any ambiguity;
•	correct or supplement any defective or inconsistent provision;
•	add to our covenants or the covenants of the unit agent;
•	change or eliminate any provisions of the unit agreement so long as no units are outstanding or the change does not affect any unit outstanding; or
•	amend the terms in any other manner which we may deem necessary or desirable and which will not adversely affect the interests of the affected holders in any material respect.

Modification with Consent of Holders.  We and the unit agent, with the consent of the holders of not less than a majority of all series of outstanding units affected, voting as one class, may modify the rights of the holders of the units of each series so affected. However, we and the unit agent may not make any of the following modifications without the consent of the holder of each outstanding unit affected by the modification:

•	materially adversely affect the holders’ units or the terms of the unit agreement (other than terms related to the five clauses described above under “— Modification without Consent of Holders”); or
•	reduce the percentage of outstanding units the consent of whose owners is required for the modification of the provisions of the unit agreement (other than terms related to the five clauses described above under “— Modification without Consent of Holders”).

Modifications of any note included in units may only be made in accordance with the applicable indenture, as described under “Description of Senior Notes due 2017 — Modification of the Indenture.”

Consolidation, Merger or Sale of Assets.  The unit agreement provides that we will not consolidate or combine with or merge with or into or, directly or indirectly, sell, assign, convey, lease, transfer or otherwise dispose of all or substantially all of our properties and assets to any person or persons in a single transaction or through a series of transactions, unless:

•	we shall be the continuing person or, if we are not the continuing person, the resulting, surviving or transferee person, referred to as the Surviving Entity, is a company organized and existing under the laws of the United States or any State or territory;
•	the Surviving Entity will expressly assume all of our obligations under the unit agreement and will, if required by law to effectuate the assumption, execute supplemental indentures which will be delivered to the unit agent and will be in form and substance reasonably satisfactory to the trustees;
•	immediately after giving effect to such transaction or series of transactions on a pro forma basis, no default has occurred and is continuing; and
•	we or the Surviving Entity will have delivered to the unit agent an officers’ certificate and opinion of counsel stating that the transaction or series of transactions and a supplemental indenture, if any, complies with this covenant and that all conditions precedent in the applicable indenture relating to the transaction or series of transactions have been satisfied.

Replacement of Unit Certificates.  We will replace any mutilated certificate evidencing a unit at the expense of the holder upon surrender of that certificate to the unit agent. We will replace certificates that have been destroyed, lost or stolen at the expense of the holder upon delivery to us and the unit agent of evidence satisfactory to us and the unit agent of the destruction, loss or theft of the certificates. In the case of a destroyed, lost or stolen certificate, an indemnity satisfactory to the unit agent and to us may be required at the expense of the holder of the units evidenced by that certificate before a replacement will be issued.

The unit agreement provides that, notwithstanding the foregoing, no replacement certificate need be delivered:

•	during the period beginning 15 days before the day of mailing of a notice of redemption or of any other exercise of any right held by us with respect to the unit or any security constituting the unit evidenced by the mutilated, destroyed, lost or stolen certificate and ending on the day of the giving of that notice; or
•	if the mutilated, destroyed, lost or stolen certificate evidences any security selected or called for redemption or other exercise of a right held by us.

Unit Agreement Not Qualified under Trust Indenture Act.  The unit agreement will not be qualified as an indenture under, and the unit agent will not be required to qualify as a trustee under, the Trust Indenture Act. Accordingly, the holders of units will not have the benefits of the protections of the Trust Indenture Act. However, any note issued as part of a unit will be issued under the Indenture qualified under the Trust Indenture Act, and the Trustee will be qualified as a trustee under the Trust Indenture Act.

Title.  We, the unit agent, the applicable trustee and any of their agents will treat the registered owner of any unit as its owner, notwithstanding any notice to the contrary, for all purposes.

New York Law to Govern.  The unit agreement and the units will be governed by, and construed in accordance with, the laws of the State of New York.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered hereby will be passed upon for us by Arnold & Porter LLP, New York, New York. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel for the underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offering.

EXPERTS

Our consolidated statements of financial condition as of December 31, 2012 and 2011, and the consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2012, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012, included in our Annual Report on Form 10-K for the year ended December 31, 2012, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Dividend Reinvestment and Stock Purchase Plan
Common Stock, Par Value $0.01 Per Share

Prospectus Supplement

January 8, 2014